Exhibit 2.2

Execution Version

PURCHASE AND ASSUMPTION AGREEMENT

between

ONEWEST BANK, FSB

(“Seller”)

and

GREEN BANK, N.A.

(“Purchaser”)

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Exhibits

1	Transferred Banking Center

1.1(a)(1)	Banking Center Lease

1.1(a)(3)	Equipment Leases

1.1(a)(4)	Assignable Contracts

1.1(a)(5)	Overdraft Lines of Credit

1.2(c)	Form of Pre-Closing Balance Sheet

1.3(a)	Deposit Liabilities

2.2(b)(1)	Form of Bill of Sale

2.2(b)(2)	Form of Assignment and Assumption Agreement

2.2(b)(3)	Form of Lease Assignment and Assumption Agreement

2.2(b)(4)	Form of Landlord Estoppel Certificate and Consent to Assignment

2.2(b)(10)	Form of Closing Statement

5.5	Brokers

5.14	Litigation

5.16	Environmental

7.3(b)(2)	Compensation Commitments

7.10	Unclaimed Deposits

Table of Definitions

Page

ACH	18
Adjustment Payment Date	14
Agreement	1
Assignable Contracts	2
Assignment and Assumption Agreement	12
Assumed Liabilities	4
Banking Center Lease	2
Bill of Sale	12
business day	12
Claim Limitation Anniversary	23
Closing	12
Closing Date	12
Closing Statement	13
Code	9
Coins and Currency	2
Deposit Liabilities	4
Deposit Premium	3
Effective Time	12
Employees	6
Environmental Laws	29
Equipment Leases	2
ERISA	5
ERISA Affiliate	30
Excluded Assets	2
Excluded Liabilities	4
Existing Environmental Reports	30
Failed Bank	1
FDIC Agreement	1
FDIC Covenants	23
FDIC Obligations	3
Federal Funds Rate	15
Federal Reserve Board	12
GLB Act	41
Hazardous Substances	29
IRA	11
Landlord’s Estoppel	12
Lease Assignment	12
Leased Property	1
Lessor Consents	34
Lien	34
Loss	22
Material Adverse Effect	37
Order	37

v

Original Price	15
Overdraft Lines of Credit	2
Ownership Period	5
Parent	31
Personal Property	2
Phase I Environmental Assessment	11
Phase II Environmental Assessment	11
Plans	30
POS	20
Post-Closing Balance Sheet	14
Pre-Closing Balance Sheet	3
Property	2
PTO	6
Purchase Price	3
Purchaser	1
Purchaser Representatives	22
Purchaser Transition Manager	15
Receiver	1
Remediation Condition	10
Retained Records	7
Returned Items	21
Revised Price	15
Selected Employees	6
Seller	1
Seller Representatives	23
Seller Transition Manager	15
Tax	29
Tax Returns	29
Taxing Authority	29
Transfer Taxes	8
Transferred Assets	1
Transferred Banking Center	1
Transferred Employees	6
Unclaimed Deposits	35

PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of July 21, 2010 between OneWest Bank, FSB (“Seller”), a federal savings bank, and Green Bank, N.A. (“Purchaser”), a national banking association.

W I T N E S S E T H:

WHEREAS, pursuant to the purchase and assumption agreement (a true and complete copy of which has been provided to Purchaser), dated as of February 19, 2010 (the “FDIC Agreement”), by and among Seller, the Federal Deposit Insurance Corporation, in its capacity as Receiver (the “Receiver”) of La Jolla Bank, FSB (the “Failed Bank”) and the Federal Deposit Insurance Corporation, acting in its corporate capacity, Seller purchased certain assets and assumed certain liabilities of the Failed Bank, including the Deposit Liabilities;

WHEREAS, pursuant to Section 4.6 and Section 4.8 of the FDIC Agreement, Seller has the option to purchase certain assets and assume certain leases and agreements, including the Transferred Banking Center (as defined below);

WHEREAS, Seller wishes to divest, upon the terms and conditions set forth herein, certain financial and other assets and certain deposit and other liabilities associated with the offices, ATMs and other banking facilities acquired or to be acquired by Seller from the Receiver, consisting of the location set forth in Exhibit 1 (the “Transferred Banking Center”), including certain leases, fixtures, equipment, and personal property associated with the Transferred Banking Center; and

WHEREAS, Purchaser wishes to buy certain financial and other assets and assume certain deposit and other liabilities associated with the Transferred Banking Center, including certain leases, fixtures, equipment, and personal property associated with the Transferred Banking Center, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, Seller and Purchaser agree as follows:

ARTICLE I
TRANSFER OF ASSETS AND LIABILITIES

Section 1.1                                    Transferred Assets.

(a)                                 As of the Effective Time and upon the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase from Seller, all of the rights, title and interest of Seller in the following assets associated with the Transferred Banking Center and identified in this Agreement and the Exhibits hereto and not otherwise excluded from sale pursuant to the provisions of Section 1.1(b) (collectively, the “Transferred Assets”):

(1)                                 all leases under which land and/or the building used as the Transferred Banking Center (the “Leased Property”) were leased by the Failed Bank and are leased by the Receiver and for which the Seller has an option to assume under the FDIC Agreement (the “Banking Center Lease”) listed on Exhibit 1.1(a)(1), unless Purchaser elects not to assume the Banking Center Lease (as defined below) pursuant to Section 1.10;

(2)                                 except as provided in Section 1.1(b), all furniture, fixtures, leasehold improvements, equipment and other tangible personal property located at the Transferred Banking Center and used in conducting Seller’s business at the Transferred Banking Center (the “Personal Property,” and together with the Leased Property and the Banking Center Lease, the “Property”);

(3)                                 all personal property leases affecting the Transferred Banking Center, including all equipment leases for equipment located at the Transferred Banking Center, but excluding personal property leases for data processing equipment and software (subject to the exclusion, the “Equipment Leases”) all as set forth on Exhibit 1.1(a)(3);

(4)                                 those operating contracts under which goods or services are provided at the Transferred Banking Center, but excluding (i) all contracts that do not apply solely to the Transferred Banking Center but also apply to operations of Seller that are not the Transferred Banking Center, and (ii) all data processing contracts, regardless of scope (subject, in each case, to such exclusions, the “Assignable Contracts”) all as set forth on Exhibit 1.1(a)(4);

(5)                                 the automated teller machine located at the Transferred Banking Center;

(6)                                 all coins and currency located at the Transferred Banking Center as of the Effective Time (the “Coins and Currency”); and

(7)                                 all outstanding balances and accrued interest of the overdraft lines of credit associated with the Deposit Liabilities and set forth on Exhibit 1.1(a)(5) (the “Overdraft Lines of Credit”), provided that such Overdraft Lines of Credit are not (A) in excess of $5,000 individually or $100,000 in the aggregate or (B) outstanding for thirty (30) days or more.

(b)                                 Excluded from the assets, properties and rights being transferred, conveyed and assigned to Purchaser under this Agreement are Seller’s rights in and to any refund for any Taxes and, except as specifically provided in Article III, any of Seller’s or its affiliates’ corporate logos, trademarks, trade names, signs, paper stock, forms and other supplies containing any such logos, software, trademarks or trade names, trade names and logos of third parties with whom Seller has contracted to provide services to its customers and any other assets of Seller or related to the Failed Bank not set forth in Section 1.1(a) (collectively, the “Excluded Assets”).  Purchaser understands and agrees that it is purchasing only the assets specified in this Agreement and, except as may be expressly provided for in this Agreement, Purchaser has no interest in or right to any other business conducted by Seller at the Transferred Banking Center.

(c)                                  THE CONVEYANCE OF ALL THE TRANSFERRED ASSETS, INCLUDING PERSONAL PROPERTY INTERESTS, PURCHASED BY PURCHASER UNDER THIS AGREEMENT SHALL BE MADE, AS NECESSARY, BY SELLER’S BILL OF SALE, “AS IS,” “WHERE IS,” WITHOUT RECOURSE AND, EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT WITHOUT ANY WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ASSETS EXPRESS OR IMPLIED, WITH RESPECT TO TITLE, ENFORCEABILITY, COLLECTABILITY, DOCUMENTATION OR FREEDOM FROM LIENS OR ENCUMBRANCES (IN WHOLE OR IN PART), OR ANY OTHER MATTERS.

Section 1.2                                    Purchase Price.

(a)                                 As consideration for the purchase of the Transferred Assets, Purchaser shall pay Seller a purchase price (the “Purchase Price”) equal to the sum of the following:

(1)                                 a premium (the “Deposit Premium”) for the Deposit Liabilities and franchise value related to the Transferred Banking Center equal to one-half percent (0.5%) of the average balance of the Deposit Liabilities for the twenty (20) calendar days ending on the fifth business day prior to the Closing Date, but in no event shall the Deposit Premium exceed $780,000, and the amount of such premium shall remain confidential unless required to be disclosed by law or in connection with any regulatory application, notice, requirement or examination;

(2)                                 with respect to the Personal Property, a purchase price of $34,695;

(3)                                 the face amount of the Coins and Currency; and

(4)                                 the unpaid principal balances plus accrued interest on the Overdraft Lines of Credit determined as of the close of business of the Transferred Banking Center on the Closing Date.

(b)                                 In addition, except as otherwise specifically provided herein, Purchaser shall assume as of the Effective Time all of the duties, obligations and liabilities of Seller (including all of Seller’s duties and obligations existing or required to be performed after the Effective Time under Sections 2.2, 2.3, 4.9, 4.11, 5.1, 5.2, 6.3, 6.4, 9.1, 9.4, 9.5, 9.6(b) and 9.7 of the FDIC Agreement with respect to the Transferred Assets and the Assumed Liabilities, subject to any limitations stated herein (the “FDIC Obligations”)) relating to periods on or after the Effective Time relating to the Transferred Assets and the Assumed Liabilities (including all accrued interest relating to the Deposit Liabilities), and Purchaser shall also assume liability for all Taxes relating to the Transferred Assets or the Assumed Liabilities for taxable periods (or portions thereof) after the Effective Time; provided, however, that any cash items paid by Seller and not cleared prior to the Effective Time shall be the responsibility of Seller, subject to the terms of Section 3.12.

(c)                                  Seller shall prepare a balance sheet substantially in the form of Exhibit 1.2(c) (the “Pre-Closing Balance Sheet”) as of a date not earlier than twenty (20) calendar days prior to the Effective Time anticipated by the parties reflecting the book value of the Transferred Assets and the Assumed Liabilities as carried on the books of Seller and prepared in accordance with generally accepted accounting principles as in effect as of the date of this Agreement. Seller agrees to pay to Purchaser at the Closing, in immediately available funds, the excess amount of Deposit Liabilities assumed by Purchaser pursuant to subsection (b) above, as reflected by the Pre-Closing Balance Sheet, over the aggregate Purchase Price computed in accordance with subsection (a) above, as reflected by the Pre-Closing Balance Sheet.  The amounts paid at Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet.

Section 1.3                                    Assumed Liabilities.

(a)                                 “Deposit Liabilities” shall mean all of Seller’s duties, obligations and liabilities relating to the deposit accounts (except as set forth in Section 1.3(c)(2)) associated with the Transferred Banking Center as of the Effective Time (including accrued but unpaid or uncredited interest thereon) and any other deposits listed or to be listed with Purchaser’s approval in Exhibit 1.3(a), but excluding all brokered deposits, all CDARs, all deposits, if any, that were originally solicited via a money desk, internet subscription service or similar program and any deposits which secure loans not acquired by the Purchaser.  A preliminary list of the Deposit Liabilities is attached hereto as Exhibit 1.3(a), which shall be updated by Seller as soon as practicable after the Closing.

(b)                                 As of the Effective Time, Purchaser shall assume all of the FDIC Obligations.

(c)                                  Except for the Deposit Liabilities, those liabilities and obligations assumed by Purchaser under Section 1.2(b) and Section 1.3(b) of this Agreement and except for Purchaser’s obligations to Seller hereunder (collectively, the “Assumed Liabilities”), Purchaser is not assuming any liabilities or obligations of any kind, whether known or unknown, contingent or otherwise (the “Excluded Liabilities”).  Unless otherwise provided herein, Purchaser hereby agrees to, as of the Effective Time, assume, honor and discharge all of Seller’s duties and obligations under the Assumed Liabilities.  Excluded Liabilities include any duty, obligation or liability:

(1)                                 under Seller’s official checks, cashier checks, letters of credit, money orders, interest checks and expense checks issued prior to the Closing, consignments of U.S. Government “E” and “EE” bonds and any and all traveler’s checks;

(2)                                 under deposit accounts associated with qualified retirement plans where Seller is the trustee of such plan or the sponsor of a prototype plan used by such plan;

(3)                                 not directly relating to the Transferred Assets or Assumed Liabilities;

(4)                                 based on environmental conditions or liabilities arising from or related to the Excluded Assets;

(5)                                 attributable to any acts or omissions or to any act taken or omitted to be taken by or on behalf of Seller (or any of its affiliates) or any other person or entity prior to the Effective Time in violation of any applicable laws, contracts or legal or fiduciary duties;

(6)                                 for Taxes of Seller for all taxable periods and for Taxes of Seller relating to or incurred in connection with the ownership, business or operations of the Transferred Assets or the Assumed Liabilities during the period Seller has operated the Transferred Banking Center (the “Ownership Period”), in each case, subject to Section 1.9;

(7)                                 except as expressly set forth in Section 1.4, (i) in respect of compensation and benefits of Employees (including the employment or termination of any Employee, in the case of each Employee who is not a Transferred Employee, relating to any period, and in the case of a Transferred Employee relating to any period prior to the time such Employee became employed by Purchaser as contemplated hereby) and (ii) for Losses with respect to (A) the benefit plans of Seller or its affiliates, the Receiver or the Failed Bank in which any Employee has participated, including Losses in respect of such plans that arise under the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder (“ERISA”) or the continuation coverage requirements of COBRA or (B) pay or pay in lieu of notice under the Worker Adjustment and Retraining Notification Act of 1988 in connection with Employee terminations, in each case whether arising before or after the Effective Time, and in each case to the extent relating to the employment of the Employees by Seller or its affiliates, the Receiver or the Failed Bank;

(8)                                 for interest on Deposit Liabilities above the repriced rate that was determined by Seller; or

(9)                                 under the FDIC Agreement, except as otherwise provided herein.

Without limiting the generality of the foregoing, it is not the intention that the assumption by Purchaser of the Assumed Liabilities shall in any way enlarge the rights of any third parties relating thereto.  Nothing contained in this Agreement shall prevent either party hereto from contesting matters relating to the Assumed Liabilities with any third-party obligee.  Except as otherwise specifically set forth in this Agreement, from and after the Effective Time, (A) Purchaser shall have complete control over the payment, settlement or other disposition of the Assumed Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto, and (B) Seller shall retain complete control over the payment, settlement or other disposition of the Excluded Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto.  Except as otherwise specifically provided in Article III or any transition plan entered into thereunder, after the Effective Time (i) Seller shall promptly notify Purchaser of any claim made against Seller with respect to the Assumed Liabilities or the Transferred Assets, and shall not make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Assumed Liabilities or Transferred Assets and (ii) Purchaser shall promptly notify Seller of any claim made against Purchaser with respect to the Excluded Liabilities or the Excluded Assets, and shall not make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Excluded Liabilities or Excluded Assets.

Section 1.4                                    Employee Matters.

(a)                                 Seller and Purchaser shall cooperate in order to allow Purchaser to interview persons employed by Seller at the Transferred Banking Center as of the date of this Agreement (“Employees”) at a location and at a time during regular business hours reasonably convenient to Purchaser and Seller, and Seller shall excuse such Employees from their duties for such interviews, so long as such interviews do not unduly interfere with the operations of the Transferred Banking Center.  Such interviews shall be scheduled for completion not later than thirty (30) calendar days after the date of this Agreement.  Purchaser shall offer at-will employment to such Employees as Purchaser determines (the “Selected Employees”).  Purchaser’s job offers shall provide for hourly rates of pay or annual base salaries, as applicable, in amounts no less than those in effect for each Selected Employee as of the date of this Agreement, and for benefits no less beneficial in the aggregate than benefits offered by Purchaser to similarly situated employees of Purchaser.  Purchaser shall have no obligation to create new benefit plans or programs that would be comparable to any of Seller’s existing benefit plans.  Subject to timely enrollment, if required, and to the extent permitted by the terms of any applicable insurance policies, Selected Employees who become employees of Purchaser as of the Effective Time (“Transferred Employees”) and their dependents, if any, shall, as of the Effective Time, be eligible to participate in Purchaser’s welfare benefit plans, and, in any medical plan, without being subject to any pre-existing condition or actively-at-work limitations or exclusions.  To the extent that a Transferred Employee becomes eligible to participate in an employee benefit plan maintained by Purchaser or one of its affiliates, Purchaser shall cause such plan to recognize the service of such Transferred Employee with the Seller and its subsidiaries (including any service recognized by Seller or its subsidiaries with respect to a Transferred Employee’s service with the Failed Bank and any of its subsidiaries) for purposes of eligibility and vesting, but not for benefit accruals or the rate of benefit accruals under the applicable Purchaser plan, unless otherwise provided herein.  All Transferred Employees shall be subject to Purchaser’s paid time off (“PTO”) policies; provided that all such employees shall be given full credit for pre-Closing years of service with Seller and any of its subsidiaries (including any service recognized by Seller or its subsidiaries with respect to a Transferred Employee’s service with the Failed Bank and any of its subsidiaries) for PTO accrual purposes under Purchaser’s PTO policy as it applies to PTO accrued after the Effective Time.  Prior to the Closing Date, Seller shall pay Employees for all accrued but unpaid PTO or vacation time or floating holidays as applicable, earned prior to the Closing Date.  Benefits under Purchaser’s pension plans, if any, for Transferred Employees shall be determined solely with reference to service with Purchaser.

(b)                                 Purchaser shall have no liabilities (including severance or other benefit payments), responsibilities or rights with respect to any Employee whose employment shall be terminated for any reason on or prior to the Effective Time or who does not become an employee of Purchaser.  All eligible Employee welfare benefit claims relating to Transferred Employees incurred prior to the Effective Time, whether or not reported as of the Effective Time, will be the obligation of Seller and Seller’s benefit plans and will not be the obligation of Purchaser.  All eligible Employee welfare benefit claims relating to Transferred Employees incurred on or after the Effective Time under a Purchaser benefit plan will be the obligation of Purchaser and Purchaser’s benefit plans and will not be the obligation of Seller.  For purposes of this Agreement, the following claims shall be deemed to be incurred as follows:  (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or date of accident giving rise to such benefits, (ii) health, vision, dental and/or prescription drug benefits, on the date that such services, materials or supplies were provided, and (iii) long-term disability benefits, on the commencement of the disability.  Seller agrees that, for a period of twenty-four (24) months after the Effective Time, it will not solicit for employment any Transferred Employee who remains employed by Purchaser; provided, however, that Seller may undertake general solicitations (i) on a regional or national basis that are not directed primarily to persons in the markets served by the Transferred Banking Center, (ii) that are not directed primarily to Transferred Employees, and (iii) that do not use any records primarily relating to the Transferred Banking Center, including any list of the Employees or any records relating to the performance or qualifications of Employees.

(c)                                  Any Transferred Employee whose employment is terminated by Purchaser within twelve (12) months after the Effective Time for any reason other than cause or death shall be entitled to receive a severance benefit, to be paid by Purchaser, limited to one (1) week of base pay for each year of service with Purchaser, Seller and any of its subsidiaries or the Failed Bank and any of its subsidiaries, with a minimum benefit of four (4) weeks and with a maximum benefit of twenty-four (24) weeks.  Seller shall be responsible for any severance benefits, as applicable, for any employee of the Transferred Banking Center whose employment is terminated prior to the Effective Time.

(d)                                 No provision of this Section 1.4, whether express or implied, shall create any third-party beneficiary rights in any Employee (including any beneficiary or dependent of such Employee).  Nothing contained herein shall prevent Purchaser from terminating the employment of any Transferred Employee or amending or terminating the terms of any particular benefit plan maintained by Purchaser.

Section 1.5                                    Books and Records.

(a)                                 As of the Effective Time, subject to applicable law, Seller shall assign, transfer, convey and deliver to Purchaser all files, documents and records in Seller’s possession to the extent that they pertain to and are utilized by Seller to administer, monitor, evidence or record information respecting the Transferred Assets and Assumed Liabilities, including all account history related to the Deposit Liabilities and all such files, documents and records maintained on electronic or magnetic media in the electronic database system of Seller that are reasonably accessible on a branch-by-branch basis, and, to the extent permitted by law, including copies of all personnel files relating to the Transferred Employees; provided, Seller shall retain the electronic transaction records (but not the customer identification records) relating to the Deposit Liabilities (the “Retained Records”).  Such files, documents and records shall include all materials set forth in Section 6.1 of the FDIC Agreement with respect to the Transferred Assets, Assumed Liabilities and Transferred Banking Center that are in Seller’s possession except for the Retained Records.  Purchaser agrees, at Seller’s expense, to return to Seller all files, documents and records located in the Transferred Banking Center to the extent that they do not relate to Transferred Assets or to Assumed Liabilities and Purchaser agrees not to make any use of such records or documents and to keep such records and documents confidential in accordance with Section 11.5.  Seller will provide Purchaser with (1) access to the Retained Records in accordance with Section 1.5(c) and (2) research with respect to information contained in such Retained Records without charge for sixty (60) calendar days after the Closing Date and at

Seller’s customary rates for providing such research and related copies of such research thereafter.

(b)                                 As to any file, document, or record, as of the time of transfer and until any return thereof to Seller, Purchaser shall become responsible for maintaining such file, document or record transferred to it pursuant hereto.  Purchaser will preserve and hold such files, documents and records in safekeeping as required by applicable law and in accordance with Purchaser’s customary practices.

(c)                                  After the Effective Time, Purchaser will permit Seller and its representatives, at reasonable times and upon reasonable notice, at Seller’s sole cost and expense, except as set forth in Section 1.5(d), to examine, inspect, copy and reproduce any such files, documents or records, to the extent reasonably required in connection with any third-party claim, action, litigation or other proceeding involving Seller or its affiliates or in connection with any legal obligation owed by Seller or its affiliates to any present or former depositor or obligor or other customer of the Transferred Banking Center or any governmental authority with jurisdiction over Seller or Seller’s parent company (or any subsidiaries of either), including for purposes of preparing regulatory reports and Tax Returns.

(d)                                 Except to the extent such records were required to be transferred pursuant to Section 1.5 and were not so transferred (in which case the records shall be provided at no cost), the party providing copies of records may charge its customary rate for research and for the cost of providing such copies, including its personnel costs.

(e)                                  Purchaser agrees to assume Seller’s obligations with respect to compliance with Sections 6.3 and 6.4 of the FDIC Agreement with respect to any books and records transferred to the Purchaser pursuant to this Section 1.5.  Purchaser will retain all records (1) transferred hereunder and (2) generated after the Effective Time with respect to the Transferred Assets and Assumed Liabilities, in each case, for at least the period during which Seller is required to retain such records under Section 6.3 of the FDIC Agreement and will permit the Receiver access to such records to the extent provided in Section 6.4 of the FDIC Agreement.

Section 1.6                                    Security.  As of the Effective Time, Purchaser shall become solely responsible for the security of and insurance on all persons and property located in or about the Transferred Banking Center.

Section 1.7                                    Taxes and Fees; Proration of Certain Expenses.  Each of Purchaser and Seller shall be responsible for 50% of any Transfer Taxes that may be imposed on the purchase and sale of the Transferred Assets.  “Transfer Taxes” means all sales, use, value added, excise, registration, documentary, stamp, transfer, real property transfer, recording, gains and other similar Taxes and fees (together with any interest, penalties or additions to Tax or additional amount imposed).  The parties shall cooperate in good faith to minimize such Transfer Taxes to the extent legally permissible.  Utility payments, telephone charges, real property Taxes, personal property Taxes, rent, salaries, deposit insurance premiums, other ordinary operating expenses of the Transferred Banking Center and other expenses related to the Assumed Liabilities or Transferred Assets (including, for the avoidance of doubt, if necessary, any prepaid premiums or assessments related to insurance of the Deposit Liabilities by the FDIC) shall be prorated between the parties as of the Effective Time.  To the extent not otherwise reflected in the Post-Closing Balance Sheet, (a) if any such item that is subject to proration has been prepaid by Seller for a period extending beyond the Effective Time, there shall be a proportionate monetary adjustment in favor of Seller, and (b) if any such item that is subject to proration has not been paid by Seller for a period prior to the Effective Time and is paid by Purchaser, there shall be a proportionate monetary adjustment in favor of Purchaser.  Purchaser and Seller shall apportion pro rata all real property and personal property Taxes paid or payable in connection with the Assumed Assets.  Such apportionment shall be made on a per diem basis as of the Closing Date and shall be based upon the fiscal year for which the same are assessed. In the event that the applicable tax bill, or other information reasonably necessary for computing any such apportionment is not available on the Closing Date, the apportionment shall be made at Closing on the basis of the next-preceding fiscal year’s real property and personal property Taxes. Within thirty (30) calendar days after receipt by the parties of the applicable tax bill or other information reasonably necessary for computing such apportionment, Purchaser and Seller shall apportion the actual Taxes and, if either party paid more than its proper share thereof at Closing, the other party shall promptly reimburse such party for the amount so expended.

Section 1.8                                    Allocation of the Purchase Price.  Seller and Purchaser agree to allocate the Purchase Price in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Treasury Regulations promulgated thereunder.  Such allocation shall be based on the fair market value of the Transferred Assets.  Purchaser agrees to provide Seller with a schedule allocating the Purchase Price and with a properly completed Internal Revenue Service Form 8594 within ninety (90) calendar days following the Closing Date.  If Seller objects to any items reflected on the schedule provided by Purchaser, Seller shall have the right to notify Purchaser of such objection, in which case Seller and Purchaser shall attempt to resolve the disagreement.  In the event such disagreement is not resolved within fifteen (15) calendar days following the date that Seller gives its objection, Seller and Purchaser shall mutually select and retain a nationally recognized independent appraiser (where such costs shall be borne equally between Seller and Purchaser) to prepare an allocation schedule which Seller and Purchaser agree to accept and be bound by.  Seller and Purchaser agree to act in accordance with the computations and allocations contained in the schedule as finally agreed or determined by such independent appraiser in any relevant Tax Returns or similar filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code or the Treasury Regulations promulgated thereunder, and to file such forms in the manner required by applicable law.

Section 1.9                                    Property.  Seller agrees to deliver to Purchaser within thirty (30) calendar days after execution of this Agreement true, accurate and complete copies of (i) a fully executed amended Banking Center Lease and (ii) all information regarding title and the condition of the Property in possession or control of Seller and to use its commercially reasonable efforts to deliver such information to the extent available to Seller from the Receiver, including environmental and health and safety reports, property condition reports and easements relating to the Property.

Section 1.10                             Environmental Matters.

(a)                                 Purchaser and its advisors and agents may conduct a Phase I Environmental Assessment for the Leased Property, with the costs of such Phase I Environmental Assessments borne solely by Purchaser.  If the Phase I Environmental Assessment contains a recommendation that additional investigation should be undertaken with respect to certain environmental or health and safety conditions at the Leased Property, then Purchaser and its advisors and agents may conduct Phase II Environmental Assessments at its sole expense with respect to conditions about which the Phase I Environmental Assessment recommends additional investigation.

(b)                                 If, on or prior to July 30, 2010, Purchaser notifies Seller in writing that a Phase II Environmental Assessment obtained pursuant to Section 1.10(a) or a Phase I Environmental Assessment obtained pursuant to Section 1.10(a) (to the extent not inconsistent with the findings of any Phase II Environmental Assessment obtained pursuant to Section 1.10(a)) states that a condition at the Transferred Banking Center requires remediation under Environmental Laws or would be remediated by a reasonable person taking into account the facility’s intended uses and occupancy, potential health risks, and potential liability exposure, such condition shall be deemed a “Remediation Condition.”  Seller may, at its election (i) fully remediate the Remediation Conditions at its own expense in a reasonably prompt manner to concentration levels in soil and groundwater that do not exceed the Tier 1 protective concentration levels for commercial/industrial uses provided pursuant to the Texas Risk Reduction Program, 30 T.A.C. Chapter 350 or (ii) advise Purchaser that it will not remediate the Remediation Conditions.  Seller shall advise Purchaser in writing of its decision within five (5) calendar days after the Purchaser gives Seller notice of Remediation Conditions.

(c)                                  If Seller elects to remediate the Remediation Conditions, Seller will complete the full remediation of the Remediation Conditions to Purchaser’s reasonable satisfaction and provide Purchaser with evidence of such completion as described above prior to the Closing Date.  If Seller elects not to remediate the Remediation Conditions and so advises Purchaser in writing or if Seller advises Purchaser in writing that it was unable to remediate the Remediation Condition in accordance with Section 1.10(b) or if Purchaser is not reasonably satisfied with Seller’s efforts to remediate the Remediation Conditions, then Purchaser may in its discretion elect to not assume the Banking Center Lease by providing written notice of such election to the Seller within five (5) calendar days after Seller advises Purchaser that it will not remediate the Remediation Conditions, Purchaser advises Seller that Purchaser is not reasonably satisfied with Seller’s efforts to remediate the Remediation Conditions or Seller provides notice to Purchaser that it failed to remediate the Remediation Condition in accordance with Section 1.10(b).  If Purchaser elects not to assume the Banking Center Lease pursuant to this

Section 1.10(c), Purchaser will still be required to purchase all of the Transferred Assets (other than the Banking Center Lease and the Equipment Leases) and to assume all of the Assumed Liabilities (other than those related to or arising from the Banking Center Lease and the Equipment Leases).  If Purchaser elects not to assume the Banking Center Lease pursuant to this Section 1.10(c), and if Purchaser instructs Seller to promptly give notice of termination to all vendors under the related Assignable Contracts, then Seller shall inform the FDIC of its decision not to exercise its option to assume certain contracts relating to the Transferred Banking Center pursuant to Section 4.8 of the FDIC Agreement.

(d)                                 Purchaser agrees to notify Seller within a reasonable time in advance of any examinations that may be scheduled pursuant to this Section 1.10 and to permit Seller and its contractors, consultants, agents and representatives to be present during such examinations.  Seller agrees to provide Purchaser with such access to the properties, facilities, and relevant personnel as reasonably necessary to conduct such examinations and to take all commercially reasonable efforts to secure sufficient access to the Leased Property.  Purchaser and its contractors, consultants, agents and representatives shall not unreasonably disturb or interfere with the business activities or operations of the Transferred Banking Center nor will Purchaser’s contractors harm or damage the interior finishes or surfaces of any real property improvements or personalty except to the minimum extent necessary in connection with the testing otherwise authorized hereunder.  Purchaser agrees to promptly reimburse the Seller for the cost of repairs to interior finishes or surfaces or other parts of the Leased Property which may be damaged in connection with the authorized testing.

(e)                                  For the purpose of this Section 1.10, “Phase I Environmental Assessment” means an environmental assessment that is consistent with ASTM 1527-05 and that may include, at Purchaser’s election, an assessment of the presence, amount, physical condition and location of asbestos-containing materials, lead-based paint and toxic mold.  For the purpose of this Section 1.10, “Phase II Environmental Assessment” means an intensified environmental assessment designed to further define previously identified conditions, circumstances or risks and that may include physical sampling and analysis of paint, building materials or any environmental medium (including air, indoor air, surface water, groundwater, soil, and subsurface strata).

Section 1.11                             Individual Retirement Accounts.  With respect to Deposit Liabilities in individual retirement accounts (“IRAs”), Seller will use its commercially reasonable efforts and will cooperate with Purchaser in taking any action reasonably necessary to accomplish either the appointment of Purchaser as successor custodian or the delegation to Purchaser of Seller’s authority and responsibility as custodian of all such Deposit Liabilities (except self-directed IRAs), including sending to the depositors thereof appropriate notices, cooperating with Purchaser in soliciting consents from such depositors and filing any appropriate applications with applicable governmental authorities.  If any such delegation is made to Purchaser, Purchaser will perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA Deposit Liabilities affected thereby.  If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA, such deposit liabilities shall be excluded from Deposit Liabilities for purposes of this Agreement, including the purchase price provisions contained in Section 1.2(a)(1).

ARTICLE II
CLOSING AND EFFECTIVE TIME

Section 2.1                                    Effective Time.  The purchase of the Transferred Assets and assumption of the Assumed Liabilities provided for in this Agreement shall occur at closing (the “Closing”).  Purchaser and Seller both agree that the Closing will be consummated on a Friday that is not later than October 29, 2010 and is not less than three (3) or more than ten (10) calendar days following the satisfaction or waiver of all conditions set forth in Article VIII and Article IX (excluding any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other date as Purchaser and Seller may agree (the “Closing Date”).  For purposes of this Agreement, the term “business day” shall mean any day that is deemed a business day by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).  The effective time (the “Effective Time”) shall be 11:59 p.m. local time on the Closing Date.

Section 2.2                                    Closing.

(a)                                 All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

(b)                                 At the Closing, subject to all the terms and conditions of this Agreement, Seller shall deliver or make reasonably available to Purchaser:

(1)                                 a Bill of Sale, in substantially the form attached hereto as Exhibit 2.2(b)(1) (the “Bill of Sale”), transferring to Purchaser all of Seller’s interest in the Personal Property and other Transferred Assets;

(2)                                 an Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit 2.2(b)(2) (the “Assignment and Assumption Agreement”), assigning Seller’s obligations under the Equipment Leases, the Assignable Contracts and the Deposit Liabilities, (unless the Purchaser elects not to assume the Banking Center Lease and the related Equipment Leases pursuant to Section 1.10 and instructs Seller to give notice of termination to all vendors under the related Assignable Contracts in which case the Assignment and Assumption Agreement will not assign Seller’s obligations under the Equipment Leases and related Assignable Contracts);

(3)                                 a lease assignment and assumption agreement, in substantially the form attached hereto as Exhibit 2.2(b)(3), with respect to the Banking Center Lease (the “Lease Assignment”) and such other instruments and documents as the landlord under the Banking Center Lease may reasonably require as necessary or desirable for providing for the assumption by Purchaser of the Banking Center Lease, each such instrument and document in form and substance reasonably satisfactory to the parties hereto, unless Purchaser elects not to assume the Banking Center Lease pursuant to Section 1.10;

(4)                                 an executed Landlord Estoppel Certificate and Consent to Assignement, in substantially the form attached hereto as Exhibit 2.2(b)(4) (the “Landlord’s Estoppel”, certifying certain information regarding the Banking Center

Lease, unless Purchaser elects not to assume the Banking Center Lease pursuant to Section 1.10;

(5)                                 records, including electronic files, in the possession of Seller related to the Deposit Liabilities assumed by Purchaser, except for the Retained Records;

(6)                                 immediately available funds in the net amount shown as owing to Purchaser by Seller on the Closing Statement;

(7)                                 the Coins and Currency;

(8)                                 possession of the Leased Property in substantially the condition existing on the date hereof, reasonable ordinary wear and tear excepted, unless Purchaser elects not to assume the Banking Center Lease pursuant Section 1.10;

(9)                                 a certificate of a proper officer of Seller, dated as of the Closing Date, certifying to the fulfillment of all conditions which are the obligation of Seller hereunder;

(10)                          a closing statement, substantially in the form attached hereto as Exhibit 2.2(b)(10) (the “Closing Statement”);

(11)                          a duly executed certificate of non-foreign status in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations thereunder;

(12)                          a certified copy of a resolution of the Board of Directors of Seller approving the sale of the Transferred Assets, the divestiture of the Assumed Liabilities and the other transactions contemplated hereby; and

(13)                          such other documents and instruments evidencing such actions or providing such assurances, as Purchaser reasonably requests of Seller in order to consummate the transactions contemplated by this Agreement and to fully vest in Purchaser, all rights, title, and interest of Seller in and to the Transferred Assets and Assumed Liabilities transferred to the Purchaser hereby.

It is understood that the items listed in subsection (b)(7) shall be transferred after the Transferred Banking Center has closed for business on the Closing Date.

(c)                                  At the Closing, subject to all the terms and conditions of this Agreement, Purchaser shall deliver to Seller:

(1)                                 the executed Lease Assignment and such other instruments and documents as the landlord under the Banking Center Lease may reasonably require as necessary or desirable for providing for the assumption by Purchaser of the Banking Center Lease, each such instrument and document in form and substance reasonably satisfactory to the parties hereto and dated as of the Closing Date, unless Purchaser elects not to assume the Banking Center Lease pursuant to Section 1.10;

(2)                                 the executed Assignment and Assumption Agreement;

(3)                                 a certificate and receipt acknowledging the delivery and receipt of possession of the Property and records referred to in this Agreement;

(4)                                 a certificate of a proper officer of Purchaser, dated as of the Closing Date, certifying to the fulfillment of all conditions that are the obligation of Purchaser hereunder;

(5)                                 a certified copy of a resolution of the Board of Directors of Purchaser approving the purchase of the Transferred Assets, the assumption of the Assumed Liabilities and the other transactions contemplated hereby;

(6)                                 the Closing Statement; and

(7)                                 the executed Bill of Sale.

Section 2.3                                    Post-Closing Adjustments.

(a)                                 Not later than thirty (30) calendar days after the Closing Date, Seller shall deliver to Purchaser a balance sheet, dated as of the Closing Date, reflecting the book value of the Transferred Assets and the Assumed Liabilities as carried on the books of Seller and prepared in accordance with generally accepted accounting principles as in effect as of the date of this Agreement applied consistently with Seller’s practices used in the preparation of the Pre-Closing Balance Sheet (the “Post-Closing Balance Sheet”).  Seller shall afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Seller in preparing the Post-Closing Balance Sheet.

(b)                                 Except as otherwise expressly provided herein, the determination of the Post-Closing Balance Sheet shall be final and binding on the parties hereto, unless within thirty (30) calendar days after receipt by Purchaser of the Post-Closing Balance Sheet, Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) business days of the receipt by Seller of notice of such disagreement, such items shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Seller and Purchaser; provided, however, that in the event the fees of such firm as estimated by such firm would exceed fifty percent (50%) of the net amount in dispute, the parties agree that such firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Seller, on the one hand, and Purchaser, on the other hand.  Such accounting firm shall be instructed to resolve the disputed items within ten (10) business days of engagement, to the extent reasonably practicable.  The determination of such accounting firm shall be final and binding on the parties hereto.  The fees of any such accounting firm shall be divided equally between Seller and Purchaser.

(c)                                  Not later than the close of business on the second (2nd) business day following the determination of the Post-Closing Balance Sheet (the “Adjustment Payment Date”), Seller and Purchaser shall effect the transfer of any funds as may be necessary to reflect changes in the Transferred Assets and Assumed Liabilities between the Pre-Closing Balance

Sheet and the Post-Closing Balance Sheet and resulting changes in the Purchase Price, together with interest thereon computed from the Effective Time up to, but not including, the Adjustment Payment Date at the rate quoted for Federal Funds in the Money Rates Column of the WALL STREET JOURNAL, adjusted daily, for the period beginning with the first calendar day following the Effective Time and ending with the Adjustment Payment Date (the “Federal Funds Rate”).

(d)                                 Notwithstanding the foregoing provisions of this Section 2.3, if at any time within three (3) months after the delivery of the Post-Closing Balance Sheet either party discovers an error in the Post-Closing Balance Sheet that resulted in the Purchase Price actually paid, as adjusted pursuant to this Section 2.3 (“Original Price”), being at least $50,000, individually or in the aggregate with all such errors, more or less than the Purchase Price would have been but for such error (“Revised Price”), and notifies the other party thereof, the parties agree to cooperate in good faith to correct the error.  If the parties disagree on the existence or magnitude of an error within ten (10) business days after notice thereof, such matter shall be resolved by an independent accounting firm in the same manner as described above for resolving disputed items; provided, however, that in the event the fees of such firm as estimated by such firm would exceed fifty percent (50%) of the net amount in dispute, the parties agree that such firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Seller, on the one hand, and Purchaser, on the other hand.  Upon the determination of the Revised Price, the appropriate party shall pay an amount to the other party that is the difference between the amount actually paid by such party pursuant to Section 2.2, as adjusted pursuant to the other paragraphs of this Section 2.3, and the amount that such party would have paid to the other if the Original Price had been equal to the Revised Price, together with interest thereon computed from the Effective Time up to, but not including, the second (2nd) business day following determination of the Revised Price at the applicable Federal Funds Rate.

ARTICLE III
TRANSITIONAL MATTERS

Section 3.1                                    General.  Seller and Purchaser agree during the period from the date hereof to the opening of business on the first (1st) business day following the Effective Time to (1) cooperate in good faith to facilitate an orderly transition of the Transferred Assets and Assumed Liabilities and associated services to Purchaser hereunder, (2) facilitate the provision of data processing and similar services and systems that support and facilitate the operations conducted through the Transferred Banking Center, and (3) use their commercially reasonable efforts to cause third parties that provide data processing and similar services with respect to the Transferred Assets and Assumed Liabilities to continue to provide services during such period, and shall cooperate in managing the provision of such services.  In furtherance of the foregoing, each of Seller and Purchaser shall appoint a manager (in the case of Seller, the “Seller Transition Manager,” and, in the case of Purchaser, the “Purchaser Transition Manager”) who shall be the principal representative of Seller, in the case of the Seller Transition Manager, and the principal representative of Purchaser, in the case of the Purchaser Transition Manager, in dealings relating to the transition of the operations at the Transferred Banking Center pursuant to this Agreement.  The Purchaser Transition Manager shall have authority on behalf of Purchaser, and the Seller Transition Manager shall have authority on behalf of Seller, to make decisions regarding, and to bind Purchaser and Seller (as the case may be) regarding (i) access to facilities, information, personnel, records, experts, documents and other matters relevant to the transition of banking services at the Transferred Banking Center, (ii) the integration of data processing operations, including the provision of test data and sample conversion reports, the installation of computer equipment and cabling, the installation of other furniture and equipment and the installation of signage and other fixtures, (iii) notification of depositors, and approval of the form of notice, and of regulatory authorities, to the extent required, and (iv) other matters relating to the transition of operations at the Transferred Banking Center.  Purchaser shall be entitled to rely upon the advice and actions of the Seller Transition Manager, and Seller shall be entitled to rely upon the advice and actions of the Purchaser Transition Manager.  The Seller Transition Manager shall initially be:

Alesia Haas

Senior Vice President

888 East Walnut Street

Pasadena, CA 91101

(626) 535-6687

alesia.haas@owb.com

The Purchaser Transition Manager shall initially be:

Billye Smith

M&A Analyst

4000 Greenbriar

Houston, TX  77098

(713) 275-8266

bsmith@greenbank.com

Section 3.2                                    Transition Planning.  Not later than five (5) business days after the signing of this Agreement, and regularly thereafter at the reasonable request of the Purchaser Transition Manager or the Seller Transition Manager, Seller representatives will meet with Purchaser representatives to investigate, confirm and agree upon the actions necessary to transition of the services and records of the Transferred Banking Center, including mutually acceptable transaction settlement procedures, specifications and files, procedures and schedules for the transfer of account record responsibility, procedures for notification of customers, employees and suppliers, procedures for conversion of data processing and check clearing systems, procedures for response to customer inquiries and procedures for any other matter necessary to facilitate the transition.  Purchaser Transition Manager will provide Seller Transition Manager with a transition report describing the progress Purchaser has made on the transition of the services and records of the Transferred Banking Center and the conversion of the data processing with respect to the Assumed Liabilities and Transferred Assets, no less frequently than once every other week or upon the reasonable request of the Seller Transition Manager.

Section 3.3                                    Access.  After the date hereof and until the Effective Time, Seller shall afford to Purchaser and its officers, authorized agents and representatives, upon reasonable prior notice and subject to Seller’s normal security requirements, reasonable access to the personnel (including subject matter experts), properties, books, records, contracts, documents, files and other information at the Transferred Banking Center to the extent relating to the Transferred

Assets and Assumed Liabilities; provided, however, that such access shall be at reasonable times and shall not unduly interfere with Seller’s normal business operations and affairs.

Section 3.4                                    Data Conversion.

(a)                                 The conversion of the data processing with respect to the Assumed Liabilities and Transferred Assets will be completed on the weekend immediately following the Effective Time.  All pre-conversion customer actions must be completed no later than the Closing Date.  Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information.  Seller shall make available, during the weekend of the data conversion, such of its personnel as is reasonably necessary to complete such data conversion.  Purchaser shall bear all of its costs associated with such data conversion, and Seller shall bear all of its costs associated with such data conversion.

(b)                                 Seller will provide to Purchaser, by no later than July 26, 2010, the timetable for Purchaser to complete a conversion of data processing consistent with Section 3.4(a).  Such information shall include initial data definitions and layouts that will form the basis for not more than three (3) electronic data transfers by Seller or its service providers to Purchaser.  Purchaser will provide to Seller, by no later than August 9, 2010, a project plan that provides for full conversion no later than October 31, 2010 and incorporates Seller’s requirements contained in the timetable provided to Purchaser.  At the request of Purchaser, the data transfers shall include all records of deposit balances and interest information relating to the Deposit Liabilities, all ATM debit card data relating to the Deposit Liabilities, and other records necessary for Purchaser to operate the Transferred Banking Center commencing on the first (1st) business day after the Effective Time.  Seller acknowledges that Purchaser will need prompt and timely delivery of such information, and Purchaser acknowledges that it will be required to promptly and timely utilize such information, to properly map the electronic conversion of records and test such conversion prior to Closing, and to the extent that either Seller or Purchaser fails to meet such timetable, or any of the data delivery or testing steps contained therein, the Closing Date may be delayed.  Both Seller and Purchaser will use their commercially reasonable efforts to meet such timetable.

Section 3.5                                    Customers.

(a)                                 Following publication of notice of Purchaser’s application for approval of its acquisition of the Transferred Assets and Assumed Liabilities and not later than thirty (30) calendar days prior to the Effective Time (unless earlier as required by law):

(1)                                 Seller will notify the holders of deposits to be transferred on the Effective Time that, subject to the terms and conditions of this Agreement, Purchaser will be assuming the Deposit Liabilities;

(2)                                 each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Transferred Banking Center and to other persons that Seller or Purchaser, as the case may be, is required to give under applicable law or under the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby; and

(3)                                 following or concurrently with the notice referred to in clause (1) above, Purchaser may, with Seller’s prior written consent and in accordance with Section 3.5(b), communicate with and deliver information to depositors of the Transferred Banking Center concerning the transaction pursuant to this Agreement and the business of Purchaser.

(b)                                 A party proposing to send or publish any notice or communication to customers (other than monthly or periodic account statements and other customer communications occurring in the ordinary course of business) shall furnish to the Purchaser Transition Manager or the Seller Transition Manager, as the case may be, a copy of the proposed form of such notice or communication at least five (5) calendar days in advance of the proposed date of the first mailing, posting or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes.  All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser.  As soon as reasonably practicable and in any event within forty-five (45) calendar days of the date hereof, Seller shall provide to Purchaser in electronic format the names and addresses of the depositors of the Deposit Liabilities in connection with the mailing of such materials, which report shall be current as of the date thereof.

(c)                                  Following the giving of any notice described in paragraph (a)(1) above, Purchaser and Seller shall deliver, at Purchaser’s cost, to each new deposit customer at the Transferred Banking Center such notice or notices as may be reasonably necessary to notify such new customers of Purchaser’s pending assumption of the Deposit Liabilities and to comply with applicable law.

(d)                                 Notwithstanding the provisions of Section 1.1(b), neither Purchaser nor Seller shall object to the use, by depositors of the Deposit Liabilities, of payment orders issued to or ordered by such depositors on or prior to the Effective Time, which payment orders bear the name, or any logo, trademark, service mark or the proprietary mark of Seller or any of its affiliates.

Section 3.6                                    Direct Deposits.  Seller will use its commercially reasonable efforts to transfer to Purchaser at the Effective Time all of those Automated Clearing House (“ACH”) and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to the Deposit Liabilities.  As soon as reasonably practicable and in no event later than forty-five (45) calendar days after execution of this Agreement, Seller will deliver to Purchaser a listing in a format reasonably agreed to by the parties of all such direct deposit records which Seller, in the exercise of its commercially reasonable efforts, is able to identify.  In connection with the obligations under Section 3.1, Section 3.2 and Section 3.4, Purchaser and Seller shall cooperate in good faith (i) to determine the method and timing for remitting to Purchaser and settling, for a sixty (60) calendar day period following the Closing Date, ACH direct deposits and FedWire direct deposits relating to accounts constituting Deposit Liabilities, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Deposit Liabilities to Purchaser hereunder and (ii) to determine the method and timing for remitting to Seller and settling, for a sixty (60) calendar day period following the

Closing Date, ACH direct deposits and FedWire direct deposits relating to deposit accounts of Seller that are not Deposit Liabilities, but which transactions are nonetheless routed to Purchaser, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring the orderly processing of transactions routed to Purchaser that relate to deposit accounts of Seller that are not Deposit Liabilities.

Section 3.7                                    Direct Debits.  As soon as practicable after the notices provided in Section 3.5(a) have been given, following prior consultation with Seller, Purchaser will send appropriate notice to all customers having accounts constituting Deposit Liabilities, the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning the transfer of customer direct debit authorizations from Seller to Purchaser.  Such notice shall be in a form agreed to by the parties.  In connection with the obligations under Section 3.1, Section 3.2 and Section 3.4, Purchaser and Seller shall cooperate in good faith (i) to determine the method and timing for forwarding to Purchaser and settling, for a sixty (60) calendar day period following the Closing Date, all direct debits relating to accounts constituting Deposit Liabilities, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Deposit Liabilities to Purchaser hereunder and (ii) to determine the method and timing for forwarding to Seller and settling, for a sixty (60) calendar day period following the Closing Date, all direct debits relating to deposit accounts of Seller that are not Deposit Liabilities, but which transactions are nonetheless routed to Purchaser, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring the orderly processing of transactions routed to Purchaser that relate to deposit accounts of Seller that are not Deposit Liabilities.

Section 3.8                                    Escheat Deposits.  After the Closing, Purchaser shall be solely responsible for the proper reporting and transmission to the appropriate governmental entity of Deposit Liabilities that become escheat deposits after the Effective Time to the extent required by applicable law.

Section 3.9                                    Interest Reporting and Withholding.

(a)                                 Seller will report to applicable Taxing Authorities and holders of Deposit Liabilities, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposit Liabilities.  Purchaser will report to the applicable taxing authorities and holders of Deposit Liabilities, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposit Liabilities.

(b)                                 Any amounts required by any Taxing Authorities to be withheld from any of the Deposit Liabilities through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any Taxing Authority and will be remitted by Seller to the appropriate agency on or prior to the applicable due date.  Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable law or appropriate notice from any Taxing Authority and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

(c)                                  Within five (5) calendar days after the date hereof, Seller shall provide Purchaser in an electronic format a file setting forth (i) the names, addresses, account numbers and federal tax identification numbers of each holder of Deposit Liabilities for which Seller has received a certification of such holder’s tax identification number and (ii) the names, addresses and account numbers of each holder of Deposit Liabilities which is subject to back-up withholding.

(d)                                 Within five (5) calendar days after the Closing Date, Seller shall deliver to Purchaser all original forms, records and documents in its possession (or copies thereof if originals are not in Seller’s possession) regarding tax identification number certification and back-up holding requests, including, without limitation, all Forms W-8 and Forms W-9 related to the Deposit Liabilities, provided that Seller shall be entitled to retain a copy of all such forms, records and documents for its files.

(e)                                  Seller shall be responsible for delivering to payees all Internal Revenue Service notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposit Liabilities, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposit Liabilities.

Section 3.10                             Negotiable Instruments.  Seller will remove any supply of Seller’s money orders, official checks, gift checks, travelers’ checks or any other negotiable instruments located at the Transferred Banking Center on or prior to the Closing Date.  Seller will not remove any money orders, official checks, gift checks, travelers’ checks or any other negotiable instruments of the Failed Bank located at the Transferred Banking Center.

Section 3.11                             ATM Access/Debit Cards; POS Cards.  Seller will provide Purchaser with a list of ATM access/debit cards and Point-of-Sale (“POS”) cards issued by Seller to depositors of any Deposit Liabilities, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor and all related information required to support an automated conversion, as soon as practicable and in no event later than forty-five (45) calendar days after execution of this Agreement.  At or promptly after the Closing, Seller will provide Purchaser with a revised record through the Closing.  In instances where a depositor of a Deposit Liability made an assertion of error regarding an account pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, recredited the disputed amount to the relevant account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts.  Seller agrees to indemnify Purchaser for any claims or Losses that Purchaser may incur as a result of complying with such request from Seller.  At or promptly after Closing, Seller will provide to Purchaser all available data relating to ATM access/debit cards and POS Cards in standard deconversion files.  Purchaser shall reissue ATM access/debit cards to depositors of any Deposit Liability prior to the Effective Time and such cards shall be effective as of the Effective Time.  Purchaser and Seller agree to settle any and all ATM transactions and POS transactions effected on or before the Effective Time, but processed after the Effective Time, as soon as practicable.  In addition, Seller assumes responsibility for and agrees to pay on presentation all POS transactions initiated after the Closing with POS cards issued by the Failed Bank or Seller to access transaction accounts.

Section 3.12                             Handling of Certain Items.

(a)                                 During the sixty (60) calendar-day period after the Closing Date, (i) Seller shall forward to Purchaser as soon as practicable but in no event more than five (5) business days after receipt all drafts in respect of a transaction account, money market deposit account or any other account upon which third-party drafts may be drawn by the depositor presented to Seller for payment that are drawn on accounts constituting Deposit Liabilities and (ii) Purchaser shall forward to Seller as soon as practicable but in no event more than five (5) business days after receipt all drafts in respect of a transaction account, money market deposit account or any other account upon which third-party drafts may be drawn by the depositor presented to Purchaser for payment that are drawn on deposit accounts of Seller that are not Deposit Liabilities, but which items are nonetheless routed to Purchaser.  Seller shall have no obligation to pay any drafts that it forwards pursuant to this Section 3.12(a).  Upon the expiration of such sixty (60) calendar-day period, Seller shall cease forwarding drafts against transaction accounts, money market deposit accounts or any other account upon which third-party drafts may be drawn by the depositor.  Purchaser shall have no obligation to pay any drafts that it forwards pursuant to this Section 3.12(a).  Upon the expiration of such sixty (60) calendar-day period, Purchaser shall cease forwarding drafts against transaction accounts, money market deposit accounts or any other account upon which third party drafts may be drawn by the depositor.

(b)                                 Any items that were credited for deposit to or cashed against a Deposit Liability prior to the Effective Time and are returned unpaid on or within sixty (60) calendar days after the Closing Date (“Returned Items”) will be handled as set forth herein.  Except as set forth below, Returned Items shall be the responsibility of Seller.  If upon Purchaser’s receipt of such Returned Item there are sufficient funds in the account to which such Returned Item was credited, or any other account transferred at the Closing standing in the name of the party liable for such Returned Item, Purchaser will debit any or all of such accounts an amount equal in the aggregate to the Returned Item, and shall repay that amount to Seller.  If there are not sufficient funds in the account because of Purchaser’s failure to honor holds placed on such account, Purchaser shall repay the amount of such Returned Item to Seller.

(c)                                  Purchaser agrees to pay in accordance with any applicable law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, by forward from Seller, over the counter or through the check clearing system of the banking industry, by depositors of the Deposit Liabilities, whether drawn on the checks, withdrawal orders or draft forms provided by Seller or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors of the Deposit Liabilities.

Section 3.13                             Equipment Installation; Employee Training.

(a)                                 As soon as practicable after the date of this Agreement, upon reasonable prior notice Purchaser and/or its representatives shall be permitted reasonable access to review the Transferred Banking Center for the purpose of installing automated equipment for use by Transferred Banking Center personnel in training and for preparing for the data conversion set forth in Section 3.4.  Seller shall permit Purchaser, at a time that is thirty (30) calendar days or more prior to the Closing Date, upon reasonable prior notice and at Purchaser’s expense, to install and test communication lines, network circuits, cables and communication lines, both internal and external, from the Transferred Banking Center and prepare for the installation of automated equipment prior to the Closing Date.  Any access, installation, testing and preparation under this Section 3.13(a) shall be conducted in a manner that does not unduly interfere with Seller’s normal business operations and affairs.

(b)                                 Seller and Purchaser shall agree to mutually acceptable terms and conditions under which Purchaser shall be permitted to provide training to Seller’s employees at the Transferred Banking Center who are reasonably anticipated to become Transferred Employees including Purchaser’s online training, and Seller shall, as scheduled by Purchaser following consultation with Seller for reasonable periods of time, excuse such Transferred Employees from their duties at the Transferred Banking Center for the purpose of training and orientation by Purchaser, and for purposes of online training.  Any such training shall be scheduled and performed in a manner that does not unduly interfere with the operation of the Transferred Banking Center.  Purchaser shall reimburse Seller for any overtime paid as a result of time spent by any such prospective Transferred Employee in connection with such training activities.

Section 3.14                             Signage.  After the date hereof, Seller may, upon notice to Purchaser, at its sole cost and expense, remove from the property of the Transferred Banking Center and retain for its own account all signage of Seller, but not that of the Failed Bank.  Seller agrees to leave the existing sign posts (or other mountings which are readily separable from its signage) for the account of Purchaser.  Immediately following the Effective Time, Purchaser shall, at its sole cost and expense, cover all of Seller’s signage in such a way as to be unreadable after the Effective Time and shall begin to remove any remaining signage of Seller at the Transferred Banking Center and will diligently pursue such removal in good faith so that such removal may be completed as promptly as practicable following the Effective Time.

ARTICLE IV
INDEMNIFICATION

Section 4.1                                    Seller’s Indemnification of Purchaser.  Subject to limitations in this Article IV, from and after the Closing, Seller shall indemnify, hold harmless and defend Purchaser and its directors, officers, employees, representatives, agents, controlling persons and its and their respective successors and assigns (the “Purchaser Representatives”) from and against any costs, expenses, liabilities, losses or damages (including natural resource damages), including reasonable attorneys’ fees, court costs and expenses (including reasonable attorneys’ fees and costs incurred by Purchaser in enforcing its rights under this Article IV against Seller) (a “Loss”) to the extent arising out of or related to (a) any breach by Seller of any representation, warranty, covenant or agreement contained herein (except for a breach of a covenant or agreement contained in Article III, which shall not be subject to indemnification under this Article IV), (b) actions or omissions of Seller or Seller Representatives occurring during the Ownership Period in conducting the transactions and operations at the Transferred Banking

Center, (c) any Excluded Liabilities and (d) any Excluded Assets.  Claims for indemnity must be made within the time frame set forth in Section 4.3(a).

Section 4.2                                    Purchaser’s Indemnification of Seller.  Subject to limitations in this Article IV, from and after the Closing, Purchaser shall indemnify, hold harmless and defend Seller and its directors, officers, employees, representatives, agents, controlling persons and its and their respective successors and assigns (the “Seller Representatives”) from and against any Loss incurred by Seller to the extent arising out of or relating to (a) any breach by Purchaser of any representation, warranty, covenant or agreement contained herein, (b) actions or omissions of Purchaser or Purchaser Representatives occurring from and after the Effective Time in conducting the operations at the Transferred Banking Center, (c) actions or omissions of Purchaser or Purchaser Representatives occurring between the date of this Agreement and the Effective Date pursuant to Section 3.13 of this Agreement with respect to the Transferred Banking Center or (d) any claim arising after the Effective Time with respect to the Transferred Assets and Assumed Liabilities.  Claims for indemnity must be made within the time frame set forth in Section 4.3(a).

Section 4.3                                    Claims for Indemnity.

(a)                                 A claim for indemnity shall be made by the claiming party at any time prior to the applicable Claim Limitation Anniversary (as defined below) by the giving of written notice thereof to the other party.  Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made.  In the event that any bona fide claim is made within such period, the indemnity relating to such claim shall survive until such claim is resolved.  No claim for indemnity under Section 4.1 or Section 4.2 may be made at any time at or after the date eighteen (18) months following the Effective Time (excluding claims for indemnity with respect to the covenants contained in Section 1.5(e), Section 7.10(b), Section 7.10(c), Section 7.11 and Section 7.12 (collectively, the “FDIC Covenants”), as such claims may be made until February 19, 2020, claims for indemnity with respect to the representations and warranties contained in Section 5.7, and Section 5.15, as such claims may be made for the applicable statute of limitations period, and claims for indemnity with respect to the representations and warranties contained in Section 5.11, as such claims may be made until February 19, 2020 and no indemnity for claims under Section 4.1 or Section 4.2 shall be available thereafter in accordance with the provisions of this Article IV.  The applicable claim limitation period, as provided in the preceding sentence, is hereby referred to as the “Claim Limitation Anniversary.”

(b)                                 In the event that any person or entity not a party hereto shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit could result in any Loss to a party hereto of the kind for which such party is entitled to indemnification pursuant to Section 4.1 or Section 4.2, such indemnified party shall notify the indemnifying party of such demand, claim or lawsuit in writing within thirty (30) calendar days of such demand, claim, filing or threat specifying in reasonable detail the source of the Loss or potential Loss; provided, however, that any failure by the indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by such failure to be given such notice.  Following receipt of notice of a demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to assume the defense of such matter and to retain counsel (not reasonably objected to by the indemnified party) to defend any such demand, claim or lawsuit, and the indemnifying party shall not be liable to the indemnified party for any fees of other counsel or any other expenses (except as expressly provided to the contrary herein) with respect to the defense of such claim or litigation, other than reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof.  If the indemnifying party elects to defend, compromise or settle such demand, claim or lawsuit, the indemnified party shall cooperate in the defense against, or compromise or settlement of, such demand, claim or lawsuit, including making available to the indemnifying party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense.  The indemnified party shall have the option of participating in (but not controlling) the defense of such demand, claim or lawsuit with counsel reasonably acceptable to the indemnifying party (which shall be at the cost and expense of the indemnified party unless (1) counsel to the indemnified party reasonably determines in writing that joint representation would be inappropriate due to a conflict or potential conflict of interest or the availability of defenses not available to the indemnifying party or (2) the indemnifying party fails to assume the defense of such demand, claim or lawsuit within a reasonable period of time following written notice thereof), and counsel for each party shall, to the extent consistent with its professional responsibilities, cooperate with the other party and any counsel designated by that party.  In effecting the settlement of any such demand, claim or lawsuit, the indemnifying party or the indemnified party, as the case may be, shall act in good faith and shall enter into only such settlement as the other party shall consent to, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that an indemnifying party may enter into a settlement without the consent of an indemnified party so long as such settlement contains an unconditional release of such indemnified party from all liabilities arising out of such demand, claim or lawsuit.  An indemnifying party shall not be liable for any settlement not made in accordance with the preceding sentence.

Section 4.4                                    Limitations on Indemnification.

(a)                                 Seller shall not be required to indemnify Purchaser under Section 4.1(a) and Section 4.1(b) and Purchaser shall not be required to indemnify Seller under Section 4.2, unless the aggregate amount of all Losses incurred by Purchaser or Seller as a result of such breaches, exceeds $15,000.  Once such aggregate amount of such Losses incurred by Purchaser, on the one hand, or Seller, on the other hand, exceeds $15,000, Purchaser or Seller, as the case may be, shall thereupon be entitled to indemnification for amounts relating back to the first dollar; provided, however, that the limitations contained in this sentence and the immediately preceding sentence shall not apply to any claim of common law fraud alleged to have been committed by or on behalf of the indemnifying party or an affiliate thereof upon the indemnified party, as applicable.

(b)                                 Neither Seller, on the one hand, nor Purchaser, on the other hand, shall be obligated to indemnify the other for any Losses under Section 4.1(a) and Section 4.1(b) or Section 4.2, to the extent the aggregate amount of all such Losses exceeds $1,000,000; provided, however, that (i) the foregoing limitation on Purchaser’s obligation to indemnify Seller under Section 4.2(d) shall not apply where the claim arising after the Effective Time with respect to the Transferred Assets and Assumed Liabilities results entirely from acts or omissions of Purchaser occurring after the Effective Time and (ii) the limitations contained in this sentence shall not apply to any claim of common law fraud alleged to have been committed by or on behalf of the indemnifying party or an affiliate thereof upon the indemnified party, as applicable.

(c)                                  Following the Closing, the sole and exclusive remedy of the parties hereto with respect to any and all claims relating to the matters addressed in Section 4.1 or Section 4.2 (other than claims of common law fraud alleged to have been committed by or on behalf of the indemnifying party or an affiliate thereof upon the indemnified party) shall be pursuant to the indemnification provisions set forth in this Article IV.

Section 4.5                                    Treatment of Indemnification Payments.  Seller and Purchaser agree to treat any indemnification payment under this Article IV as an adjustment of the consideration paid for the Transferred Assets for federal and state income Tax purposes.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that:

Section 5.1                                    Corporate Organization.  Seller is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States.  Seller has the corporate power, to execute and deliver this Agreement and related documents and to effect the transactions contemplated herein.

Section 5.2                                    No Violation.  Assuming receipt of the regulatory approvals referenced in Section 7.1, valid exercise of options relating to the Transferred Banking Center set forth in Section 4.6(a), Section 4.6(b) and Section 4.8 of the FDIC Agreement, and any third-party consents required under the terms of the Banking Center Lease, any Equipment Lease or Assignable Contract, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (a) Seller’s charter or bylaws, (b) any provision of any agreement or any other restriction of any kind to which any of the Transferred Assets or Assumed Liabilities is bound, or (c) any statute, law, decree, regulation or order of any governmental authority, in each of the cases of clause (b) or (c) as would materially impair or delay the consummation of the transactions contemplated herein.

Section 5.3                                    Corporate Authority.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Seller.  No further actions or corporate proceedings on the part of Seller are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

Section 5.4                                    Enforceable Agreement.  This Agreement has been duly authorized, executed and delivered by Seller and, upon execution and delivery by Purchaser, will be the legal, valid, and binding agreement of Seller, enforceable against Seller in accordance with its terms.

Section 5.5                                    No Brokers.  Except as provided on Exhibit 5.5, in the negotiation of this Agreement, there has been no participation or intervention by any person, firm or corporation engaged by Seller that would give rise to any claim against Purchaser for a finder’s fee, commission or similar payment.

Section 5.6                                    Personal Property.  Except with respect to Personal Property that is subject to Equipment Leases, the rights to which shall be owned by Seller as of, and conveyed by Seller to Purchaser at, the Effective Time subject to such Equipment Leases, and subject to Seller’s election to purchase such Personal Property or accept such assignment of Equipment Leases pursuant to Section 4.6(a) and Section 4.8 of the FDIC Agreement, respectively, Seller will convey to Purchaser at the Closing, all title and interest that it holds in the Personal Property, and to the knowledge of Seller, such title will be free of any Liens which would materially affect the use of the Transferred Banking Center.

Section 5.7                                    Leased Property and the Banking Center Lease.

(a)                                 Other than the FDIC Agreement, this Agreement and the transactions contemplated thereby and hereby, Seller has not entered into any agreement for the sale, transfer, assignment or other disposition of the Leased Property or any interest therein.  At the Closing Date, the Leased Property will not be subject to any sublease or other assignment of interests therein.

(b)                                 The Banking Center Lease is in full force and effect.  Subject to Seller’s valid exercise of the option to accept the assignment of the Leased Property relating to the Transferred Banking Center set forth in Section 4.6(b) of the FDIC Agreement, and obtaining any necessary landlord consent, the assignment of the Banking Center Lease will transfer to Purchaser all of Seller’s rights under the Banking Center Lease.

(c)                                  The Banking Center Lease is not subject to any lease, mortgage, deed of trust or other Lien or interest that would entitle the holder thereof to interfere materially with or disturb the lessee’s rights under the Banking Center Lease so long as the lessee is not in default under the Banking Center Lease beyond any applicable cure period.  No event or circumstance has occurred during the Ownership Period and is continuing that constitutes a default or would, with the lapse of time or receipt of notice or both, constitute a default under the Banking Center Lease, and Seller has no knowledge of any event or circumstance that occurred prior to the Ownership Period and is continuing that constitutes a default or would, with the lapse of time or receipt of notice or both, constitute a default under the Banking Center Lease.

Section 5.8                                    Condition of Property.  Seller has no knowledge of (a) any material alterations, environmental remediation or repairs that are required to make the Leased Property and improvements located at the Transferred Banking Center for any Transferred Banking Center to be deemed adequate (whether physical, structural, legal or otherwise) for its current use, operation and occupancy or (b) any material alterations to such Leased Property or improvements necessary to permit access for the use thereof in the manner and for the purposes to which they are presently devoted; provided, however, that Seller makes no representation about the compliance of the Leased Property and improvements located at the Transferred Banking Center with the American with Disabilities Act of 1990, as amended.  To Seller’s knowledge, there is no pending or threatened imposition of material assessments or Tax increases against any Leased Property.

Section 5.9                                    Leases and Other Contracts.  To Seller’s knowledge, each of the Equipment Leases and Assignable Contracts is valid and subsisting, in all material respects.  Subject to any action required to be taken by Seller under the FDIC Agreement and any specific consent required in any Equipment Lease and Assignable Contract, to Seller’s knowledge, each Equipment Lease and Assignable Contract is fully transferable and assignable by Seller, or will be transferable and assignable by Seller prior to the Closing Date, to Purchaser.

Section 5.10                             Employment Matters.

(a)                                 Seller has provided to Purchaser the following information for each Employee:  (i) full-time, part-time or temporary status, (ii) the Employee’s name and job title, (iii) the Employee’s hourly rate of pay or base annual salary, as applicable, and (iv) the service date used for crediting length of service for purposes of Seller’s benefit plans.

(b)                                 No Employee is covered by any collective bargaining agreement, and to Seller’s knowledge, no collective bargaining agreement is being negotiated.  Seller has not received, and has no knowledge of, any demand for recognition, demand for bargaining or any petition for a representation election from any labor organization with respect to any Employee.  There are, with respect to Employees, no employment agreements, severance, change of control, retention, guaranteed bonus contracts or other arrangements of any nature or benefit plans maintained by Seller which, either by their terms or operation of law, will be binding on Purchaser at any time after the Effective Time.

(c)                                  With respect to the Employees, Seller has not, within the Ownership Period, experienced and, to the knowledge of Seller, there has not been threatened, any strike, work stoppage or slowdown or material lockout, picketing, leafleting, boycott, other labor dispute or union organization attempt.  With respect to the Employees, to the knowledge of Seller, no causes of action, claims, charges or administrative investigations for wrongful discharge, violation of employment contract or employment claims based upon any state or federal Law, statute, public policy, order or regulation is pending or is threatened.

(d)                                 Seller has paid in full to all Employees all wages, salaries, bonuses and commissions due and payable to such Employees by reason of their employment by Seller during the Ownership Period, except for any such failures to pay as are de minimis.

(e)                                  During the Ownership Period, Seller has complied in all material respects with all laws relating to fair labor standards, wages, and hours (including payment for overtime), family and medical leave, employment discrimination (including discrimination based upon sex, pregnancy, marital status, age, race, national origin, ethnicity, sexual preference, disability, veteran status, religion or other classification protected by law or retaliation for exercise of rights under applicable Law), equal employment opportunity and affirmative action, immigration, workplace safety, employee privacy, protection of employee rights, plant closings or mass layoffs, workers’ compensation and the collection and payment of all taxes and other withholdings.

Section 5.11                             Obligations under FDIC Agreement.  Since the date of the FDIC Agreement, Seller has complied with all of its obligations under the FDIC Agreement relating to the Transferred Banking Center, including the mailing of notices required by Section 2.2 of the FDIC Agreement.

Section 5.12                             Deposit Liabilities.  The Deposit Liabilities (a) are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by federal law and no action is pending or has been threatened by the Federal Deposit Insurance Corporation against Seller with respect to the termination of such insurance, and all premiums and assessments required to be paid in connection therewith have been paid when due by Seller, and (b) are, subject to Section 7.10,  in all material respects genuine and enforceable obligations of Seller.  Seller has made available to Purchaser all material documents in its possession setting forth the terms and agreements relating to the Deposit Liabilities.

Section 5.13                             Books, Records, Documentation, Etc.  The books and records being transferred to Purchaser hereunder have been maintained during the Ownership Period in a consistent and a customary manner.  To Seller’s knowledge, the deposit-related forms, notices, statements, and related documentation, as well as Seller’s policies, procedures, and practices with respect thereto, used in connection with the Transferred Banking Center during the Ownership Period comply in all material respects with applicable federal, state and local laws, regulations and ordinances.

Section 5.14                             Litigation.  As of the date hereof, there are no actions, causes of action, complaints, claims, suits or proceedings pending or, to Seller’s knowledge, threatened against Seller and affecting or relating to any of the Transferred Assets or Assumed Liabilities or otherwise related to the Transferred Banking Center, that if decided adversely would have a material impact on the Transferred Assets and Assumed Liabilities.  Exhibit 5.14 contains the lists of outstanding litigation related to the Transferred Assets, Assumed Liabilities and Transferred Banking Center that the FDIC provided to Seller in connection with its purchase of the Failed Bank.  As of the date hereof, no governmental authority has notified Seller that it would oppose or not approve or consent to the transactions contemplated hereby.  To the knowledge of Seller, no event has occurred during the Ownership Period or circumstances arose during the Ownership Period that would give rise to or serve as a basis for the commencement of any material actions, suits or proceeding against, related to or affecting the Transferred Banking Center, Transferred Assets or Assumed Liabilities.

Section 5.15                             Tax Matters.

(a)                                 All Tax Returns of Seller relating to the Transferred Assets and the Assumed Liabilities required to have been filed during the Ownership Period (including extensions) have been timely filed.  All such Tax Returns are complete, correct and accurate in all respects.  During the Ownership Period, all Taxes of the Seller relating to the Transferred Assets and the Assumed Liabilities, whether or not shown to be due on any Tax Return, have been timely and properly paid.

(b)                                 There are no Liens, pledges, charges, claims, security interests or other encumbrances of any kind, whether consensual, statutory or otherwise, for Taxes relating to the ownership, business, or operation of the Transferred Assets during the Ownership Period.

(c)                                  No deficiencies for any Taxes relating to the ownership, business or operation of the Transferred Assets or the Assumed Liabilities during the Ownership Period that have been proposed, asserted or assessed by any Taxing Authority against Seller are still pending.

(d)                                 With respect to the Transferred Banking Center, during the Ownership Period, the Seller has withheld and paid within the time and manner required by law all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

(e)                                  “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, margin, single business, withholding, social security, unemployment, disability, real property, personal property, possessory interest, sales, use, transfer, registration, capital gain, production, payroll, worker’s compensation, value added, alternative or add-on minimum, amounts paid under an agreement with a Taxing Authority, estimated tax or other tax of any kind whatsoever, including any interest, fines, penalty or other like assessment or addition thereto, whether disputed or not, including such item for which a liability arises pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee,  successor-in-interest, by contract or otherwise.

(f)                                   “Tax Returns” means, collectively, any return, declaration, report, claim for refund, or information return, statement or other filing relating to Taxes and declaration of estimated Tax, including any schedule or attachment thereto, and including any amendment thereof.

(g)                                  “Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

Section 5.16                             Environmental.  Except for any condition or other matter described in Exhibit 5.16 hereto, (a) Seller (in connection with the Transferred Banking Center), the Leased Property and the Transferred Banking Center, to Seller’s knowledge, are, and during the Ownership Period have been, in compliance in all material respects with all applicable federal, state, and local laws, regulations, and ordinances relating to the environment, human health and safety, and natural resources, including without limitation, the release or discharge of hazardous substances, pollutants or other regulated materials or wastes (“Hazardous Substances”) into the indoor or ambient air, ground or water (the “Environmental Laws”); (b) there are no actions, suits, claims, notices of violation, orders or proceedings pending or, to Seller’s knowledge, threatened against Seller or any other person, with respect to the Leased Property or the Transferred Banking Center by or before any governmental authority or agency or by any third party which in any way relates to any Environmental Laws or to any presence of or exposure to any Hazardous Substances; (c) to Seller’s knowledge, there has been no Hazardous Substance handled, stored, disposed of, or released in, on, under or from the Transferred Banking Center or

Leased Property in a manner or in an amount or concentration that would trigger any required notice, investigation, remedial action, or material liability under any applicable Environmental Laws; (d) to Seller’s knowledge, there are no regulated asbestos-containing materials, toxic mold or lead-based paint present at the Transferred Banking Center; (e) to Seller’s knowledge, there are, and have been, no underground storage tanks located on or under the Transferred Banking Center or Leased Property; and (f) Seller has made, or within ten (10) calendar days of the date hereof will make, available to Purchaser copies of all environmental and health and safety studies, reports and audits in the possession or control of Seller related to the Leased Property or the Transferred Banking Center (the “Existing Environmental Reports”).  To Seller’s knowledge, there are no environmental and health and safety studies, reports or audits related to the Leased Property other than the Existing Environmental Reports.

Section 5.17                             Consents and Approvals.  No consents, approvals, filings or registrations with any third party or any public body, agency or authority are required in connection with Seller’s consummation of the transactions contemplated hereby, other than any required lessor consent to the assignment of the Banking Center Lease, required consents to the assignment of the Assignable Contracts and Equipment Leases and receipt of regulatory approvals referenced in Section 7.1.

Section 5.18                             Compliance with Laws.  During the Ownership Period, the Transferred Banking Center has been operated by Seller in compliance in all material respects with all federal, state and local laws, regulations and ordinances applicable thereto.

Section 5.19                             Employee Benefit Plans.

(a)                                 Each pension, profit sharing, 401(k), disability, medical, dental, severance pay, vacation pay, sick pay, stock purchase, stock option, deferred compensation, incentive compensation, fringe benefit, bonus, change of control agreement or other employee benefit plan, program or agreement, including without limitation any employee benefit plan as defined in Section 3(3) of ERISA, which is maintained or contributed to by Seller or any entity that, together with Seller, is considered a single employer under Code Section 414 (“ERISA Affiliate”), or under which Seller or any ERISA Affiliate has any liability or contingent liability, shall hereinafter be known as the “Plans.”

(b)                                 There are no liabilities, breaches, violations or defaults under any Plans which would subject the Transferred Assets, Purchaser or any of its employee benefit plans to any Taxes, penalties or other liabilities.

(c)                                  None of the Plans is subject to Title IV of ERISA, and neither Seller nor any ERISA Affiliate has ever maintained, contributed to, or had any liability with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that is or has been subject to Title IV of ERISA.

Section 5.20                             Limitation of Representations and Warranties.  Except as may be expressly represented or warranted by Seller in this Agreement or in any document or instrument executed or delivered by Seller in connection with this Agreement, Seller makes no representations or warranties whatsoever.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 6.1                                    Corporate Organization.  Purchaser is a national banking association, duly organized, validly existing and in good standing under the laws of the United States.  Purchaser has the corporate power and authority to lease or own, as the case may be, the Property being acquired, to assume the liabilities being transferred, to execute and deliver this Agreement and related documents and to effect the transactions contemplated herein.

Section 6.2                                    No Violation.  Assuming receipt of the regulatory approvals referenced in Section 7.1, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (a) the charter or bylaws of Purchaser, (b) any provision of any agreement or any other material restriction of any kind to which Purchaser is a party or by which Purchaser is bound, or (c) any statute, law, decree, regulation or order of any governmental authority, in each of the cases of clause (b) or (c), as would materially impair or delay the consummation of the transactions contemplated hereby.

Section 6.3                                    Corporate Authority.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Purchaser.  No further actions or corporate proceedings on the part of Purchaser are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

Section 6.4                                    Enforceable Agreement.  This Agreement has been duly authorized, executed and delivered by Purchaser and, upon execution and delivery by Seller, will be the legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

Section 6.5                                    No Brokers.  Except for the engagement by Purchaser of Commerce Street Capital, in the negotiation of this Agreement, there has been no participation or intervention by any person, firm or corporation engaged by Purchaser that would give rise to any claim against Seller for a finder’s fee, commission, or similar payment.  Purchaser shall pay all fees, commissions or similar payments owed Commerce Street Capital related to this Agreement.

Section 6.6                                    Capital Raise.  Green Bancorp, Inc., parent of Purchaser (“Parent”), and Purchaser consummated the transactions contemplated by the definitive agreements entered into by Parent with several independent investment firms providing for an aggregate investment of $100 million in common stock of Parent.

Section 6.7                                    Regulatory Matters.

(a)                                 Purchaser is, and on a pro forma basis giving effect to the transactions contemplated by this Agreement, will be, (i) “well capitalized” as such term is defined by the FDIC’s prompt corrective action regulations and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser.

(b)                                 Purchaser and each of its subsidiaries or affiliates that is an insured depository institution was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision.  Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

(c)                                  The required regulatory approval Purchaser needs to acquire the Transferred Assets and assume the Assumed Liabilities is the approval of the Office of the Comptroller of the Currency.  Purchaser qualifies as an “eligible bank” pursuant to 12 C.F.R. § 5.3(g) and may qualify for a streamlined business combination application pursuant to 12 C.F.R. § 5.33(j). Purchaser is not subject to any existing, expected or proposed, informal or formal supervisory enforcement actions, including any board resolutions that could delay or impede obtaining the required regulatory approval.  Purchaser knows of no reason why it will not receive all necessary regulatory approvals.

Section 6.8                                    Limitation of Representations and Warranties.  Except as may be expressly represented or warranted by Purchaser in this Agreement or in any document or instrument executed or delivered by Purchaser in connection with this Agreement, Purchaser makes no representations or warranties whatsoever.

ARTICLE VII
OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

Section 7.1                                    Application for Approval to Effect Purchase of Transferred Assets and Assumption of Assumed Liabilities.  Within seven (7) calendar days following execution of this Agreement, Purchaser and Seller shall prepare and file any applications required by law with the appropriate regulatory authorities for approval to effect the transactions contemplated by this Agreement, including approval for Purchaser to purchase and assume the Transferred Assets and Assumed Liabilities and establish a branch at the location of the Transferred Banking Center.  Each of Purchaser and Seller agrees to process such applications in a diligent manner, to use its commercially reasonable efforts to obtain any necessary regulatory approval as promptly as reasonably practicable, and to provide the other party promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence and other documents with respect thereto, and to use its commercially reasonable efforts to obtain all such approvals.  Each of Purchaser and Seller shall promptly notify the other party upon receipt of notification that any application provided for hereunder has been denied or delayed.  Subject to applicable law, Seller shall provide such assistance and information to Purchaser as shall be reasonably necessary for Purchaser to comply with the requirements of the applicable regulatory authorities.

Section 7.2                                    Exercise of Options under FDIC Agreement.  Seller shall exercise its options pursuant to Section 4.6(a) of the FDIC Agreement to acquire the Personal Property, and shall use its commercially reasonable efforts to consummate the purchase of such Personal Property in a manner that allows it to comply with its obligations under this Agreement, and shall complete such purchase prior to the Effective Time.  Unless Purchaser elects not to assume the Banking Center Lease pursuant to Section 1.10, Seller shall exercise its options pursuant to Section 4.6(b) of the FDIC Agreement to cause the Receiver to assign the Banking Center Lease to Purchaser and exercise its options pursuant to Section 4.8 of the FDIC Agreement to assume certain agreements relating to the Transferred Banking Center.

Section 7.3                                    Conduct of Business; Maintenance of Property.

(a)                                 From the date hereof until the Effective Time, Seller covenants that it will, subject to its obligations under the FDIC Agreement:

(1)                                 continue to conduct the business of the Transferred Banking Center in the ordinary course of business and use its commercially reasonable efforts to retain the Employees and preserve Seller’s business relationships with depositors, customers and others having business relationships with the Transferred Banking Center;

(2)                                 cooperate with and assist Purchaser in assuring the orderly transition of the business of the Transferred Banking Center to Purchaser from Seller; and

(3)                                 maintain the Leased Property and the Personal Property and the personal property subject to Equipment Leases (in each case excluding any Excluded Assets) in its current condition, ordinary wear and tear excepted.

(b)                                 Between the date hereof and the Effective Time, Seller shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(1)                                 acquire or dispose of any Personal Property, except for exercising the option under Section 4.6(a) of the FDIC Agreement and except for replacement of furniture, furnishings and equipment and normal maintenance in the ordinary course of business of the Transferred Banking Center;

(2)                                 increase or agree to increase the salary, remuneration or compensation or employment benefits of any Employees (other than pursuant to actions that apply to all Employees and to other similarly situated employees of Seller and its affiliates, pursuant to annual merit increases consistent with past practice or to commitments made on or before the date of this Agreement and set forth on Exhibit 7.3(b)(2));

(3)                                 change any pricing of deposit accounts at the Transferred Banking Center, other than in the ordinary course of business and generally consistent with the pricing of equivalent accounts offered by the Seller, but in no event shall interest rates exceed the maximum rate permitted under 12 C.F.R. § 337.6(b) as applicable to an adequately capitalized insured depository institution without a waiver;

(4)                                 materially increase or decrease the staffing levels at the Transferred Banking Center;

(5)                                 sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to enter into any agreement to sell, transfer, assign, encumber or dispose of, or permit a mortgage, lien, security interest, mechanics’ and materialmen’s lien, pledge or encumbrance of any kind or nature (“Lien”) to be created on, the Leased Property or any part thereof;

(6)                                 sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of, or permit any Lien to be created on, any of the Transferred Assets;

(7)                                 make any improvements to any Leased Property;

(8)                                 file any application or give any notice to relocate or close the Transferred Banking Center, or voluntarily relocate, close or suspend operations at the Transferred Banking Center;

(9)                                 except as provided for by this Agreement, amend, terminate or extend the Banking Center Lease, any Equipment Lease or Assignable Contract; or

(10)                          agree with, or commit to, any person to do any of the things described in the foregoing paragraphs (1) through (9).

Section 7.4                                    Efforts; Further Actions.  Purchaser and Seller agree to use their commercially reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.  Each party hereto shall execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement.

Section 7.5                                    Fees and Expenses.  Except as otherwise specifically provided herein, each party will pay for the expenses it incurs with respect to the transactions contemplated by this Agreement.

Section 7.6                                    Third Party Consents.

(a)                                 Unless Purchaser elects not to assume the Banking Center Lease (and the corresponding Equipment Leases) pursuant to Section 1.10, Seller shall use its commercially reasonable efforts to obtain from lessors or sublessors under Equipment Leases any consents to the assignment of such leases required under the terms thereof in connection with the consummation of the transactions contemplated hereby (the “Lessor Consents”).  If any such Lessor Consent shall not have been obtained prior to the Closing then, notwithstanding any other provision hereof, the applicable Equipment Lease shall not be assigned to Purchaser at Closing and the parties shall negotiate in good faith and Seller and Purchaser shall use their commercially reasonable efforts to make alternative arrangements reasonably satisfactory to Seller and Purchaser that provide Purchaser, to the extent reasonably practicable, the benefits of the properties subject to Equipment Leases in a manner that does not violate the applicable Equipment Lease.  If any alternative arrangement is implemented between Seller and Purchaser at or prior to the Closing, the parties shall continue after the Closing to exercise their commercially reasonable efforts to obtain the related consents that could not be obtained prior to the Closing, and, if such consent is obtained, Seller shall assign to Purchaser the applicable Equipment Lease pursuant to the terms of this Agreement applicable to leases assigned at the Closing, and the parties shall restructure the applicable alternative arrangement.

(b)                                 Unless Seller has been directed by Purchaser to give notice of termination to all vendors under the related Assignable Contracts and Seller elects not to assume certain Assigned Contracts pursuant to Section 1.10, Seller shall use its commercially reasonable efforts to obtain from the parties to any Assignable Contract or other contract or agreement to be transferred hereunder any consents to the assignment required under the terms of such Assignable Contract or other contract or agreement in connection with the consummation of the transactions contemplated hereby.

(c)                                  Unless Purchaser elects not to assume the Banking Center Lease pursuant to Section 1.10, Seller shall use its commercially reasonable efforts to obtain the consent of the landlord under the Banking Center Lease for the assignment of such lease to Purchaser.

Section 7.7                                    Insurance.  Unless Purchaser elects not to assume the Banking Center Lease pursuant to Section 1.10, Seller shall maintain in effect until the Effective Time all casualty and public liability policies existing as of the date hereof and relating to the Leased Property and the activities conducted thereon that are maintained by Seller on the date hereof, or procure comparable replacement policies and maintain such replacement policies in effect until the Effective Time.

Section 7.8                                    Public Announcements.  Seller and Purchaser will consult with each other as to the form and substance of any press release or other public disclosure materially related to the transactions contemplated hereby; provided, that no party is prohibited from making any disclosure which its counsel deems necessary or advisable in order to satisfy any requirements of applicable law or the rules of any national securities exchange on which securities of a party or an affiliate of a party are listed, in which case the party making such public announcement or disclosure shall give written notice to the other party promptly after the disclosing party is notified of the disclosure requirement.  Neither party will be required to seek the other party’s approval of any public notice required for any required regulatory filing.

Section 7.9                                    Advice of Changes.  Seller and Purchaser shall promptly notify the other party orally (within (1) business day) and in writing (as promptly as practicable) of any change or event that it believes would or would be reasonably likely to cause any of the conditions set forth in Article VIII or Article IX not being satisfied.

Section 7.10                             Agreement with Respect to Unclaimed Deposits.

(a)                                 Exhibit 7.10 contains a list of all deposit accounts of the Failed Bank that, as of the date hereof, have not been claimed by the depositor (the “Unclaimed Deposits”).  Seller will update this list as of the date within twenty (20) calendar days of the Closing Date.

(b)                                 Purchaser agrees to, beginning at the Effective Time, fully comply with all obligations of Seller with respect to Unclaimed Deposits contained in Section 2.3 of the FDIC Agreement, including but not limited to:

(1)                                 Providing to the Seller an updated list of all Unclaimed Deposits no later than May 4, 2011;

(2)                                 Sending the final notice in the form contained in Exhibit 2.3A of the FDIC Agreement to the owners of any Unclaimed Deposits promptly after Seller receives the Receiver’s authorization;

(3)                                 Promptly after mailing the final notice, completing and providing to Seller an affidavit of mailing in the form contained in Exhibit 2.3B of the FDIC Agreement; and

(4)                                 Within fifteen (15) calendar days of August 19, 2011, (i) refunding to the Receiver the full amount of any Unclaimed Deposit, (ii) providing to the Receiver and Seller a schedule of all such Unclaimed Deposits in a form satisfactory to the Receiver, and (iii) assigning, transferring, conveying and delivering to the Receiver, all right, title and interest of the Purchaser in and to any records related to the Unclaimed Deposits.

(c)                                  After the Effective Time, Purchaser hereby agrees to provide Seller, in response to any request by the Receiver made to Seller, with a schedule of Unclaimed Deposits, in substantially the form requested by the Receiver.

Section 7.11                             Agreement with Respect to Interest on Non-Transaction Deposits.  After the Effective Time and continuing until February 19, 2020, Purchaser agrees that the interest rate it pays on any non-transaction Deposit Liabilities will not be less than the lowest rate offered by Purchaser to its depositors for non-transaction deposit liabilities.

Section 7.12                             Obligations under FDIC Agreement.  From and after the Effective Time, Purchaser agrees to duly perform and discharge all of the FDIC Obligations of Seller with respect to the Transferred Assets and Assumed Liabilities.  In addition, Purchaser agrees to comply with any additional requests made by the Receiver to Seller pursuant to the terms of, or in accordance with, the FDIC Agreement with respect to any Transferred Assets or Assumed Liabilities.

Section 7.13                             Non-Solicitation of Transactions.  Neither Seller nor any of its affiliates shall, directly or indirectly, through any officer, director or agent of any of them or otherwise, encourage, solicit, initiate, negotiate, enter into any agreement with respect to, or participate in discussions with respect to or furnish any information in connection with the sale of all or any material part of the Transferred Assets, other than the transactions contemplated hereby.  Seller will notify Purchaser orally (within one (1) business day) and in writing (as promptly as practicable) of any inquiry or proposal received with respect to any such transaction.  As of the date hereof, Seller shall, and shall cause its and its affiliates’ officers, directors and agents to, cease any pending discussions or negotiations regarding any such transaction.

ARTICLE VIII
CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligations of Purchaser to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

Section 8.1                                    Representations and Warranties True.  The representations and warranties made by Seller in Article V of this Agreement shall be true in all respects on and as of the Effective Time as though such representations and warranties were made at and as of such time, except to the extent otherwise provided herein or consented to by Purchaser; provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 8.1, such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct do not constitute, individually or in the aggregate, a Material Adverse Effect.  “Material Adverse Effect” means a change, event or state of facts, individually or in the aggregate, that has had a material adverse effect on the results of operations or financial condition of the Transferred Banking Center, taken as a whole (excluding any change, event or state of facts to the extent arising out of or resulting from (i) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental agencies or authorities, (iii) changes, after the date hereof, in global or national political conditions or in general, local, regional, U.S. or global economic or market conditions affecting banks or their holding companies generally (including changes in interest or exchange rates or in credit availability and liquidity), (iv)  the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism, or (v) hurricanes, tornadoes, flooding or other weather related natural disasters; except in the case of clauses (i) through (iii), to the extent (and solely to the extent) such changes adversely affect the results of operations or financial condition of the Transferred Banking Center significantly more than such changes affect branches of other financial institutions in the Dallas market).

Section 8.2                                    Obligations Performed.  Seller shall have (a) delivered or made available to Purchaser those items required by Section 2.2(b), and (b) performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 8.3                                    Regulatory Approval.  Purchaser and Seller shall have received all necessary regulatory approvals of the transactions provided in this Agreement, all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

Section 8.4                                    Orders.  No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an “Order”) which is in effect and which prohibits or makes illegal the consummation of the transactions contemplated hereby.

Section 8.5                                    Exercise of Options Under FDIC Agreement.  The Receiver shall have given effect to Seller’s exercise of the applicable options under the FDIC Agreement and Seller shall be the lessee under the Banking Center Lease (unless Purchaser elects not to assume the Banking Center Lease (and the corresponding Equipment Leases) pursuant to Section 1.10), and shall be the owner of, or the lessee under Equipment Leases, of all Personal Property so that

Seller may convey to Purchaser the Property, Banking Center Lease and Equipment Leases as set forth in Article I of this Agreement.

Section 8.6                                    Delivery of Landlord’s Estoppel and Consent to Assignment.  Seller shall have obtained and delivered the Landlord’s Estoppel, which includes the consent of the landlord to the assignment of the Banking Center Lease to Purchaser, unless Purchaser elects not to assume the Banking Center Lease pursuant to Section 1.10.

Section 8.7                                    Delivery of Amendment to Banking Center Lease.  Seller shall have obtained and delivered an amendment to the Banking Center Lease, in form and substance reasonably satisfactory to Purchaser, unless Purchaser elects not to assume the Banking Center Lease pursuant to Section 1.10.

ARTICLE IX
CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

Section 9.1                                    Representations and Warranties True.  The representations and warranties made by Purchaser in this Agreement shall be true in all material respects at and as of the Effective Time as though such representations and warranties were made at and as of such time, except to the extent otherwise provided herein or consented to by Seller.

Section 9.2                                    Obligations Performed.  Purchaser shall have (a) delivered to Seller those items required by Section 2.2(c), and (b) performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 9.3                                    Regulatory Approval.  Purchaser and Seller shall have received all necessary regulatory approvals of the transactions provided in this Agreement, all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

Section 9.4                                    Orders.  No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and which prohibits or makes illegal the consummation of the transactions contemplated hereby.

Section 9.5                                    Exercise of Options Under FDIC Agreement.  The Receiver shall have given effect to Seller’s exercise of the applicable options under the FDIC Agreement and Seller shall be the lessee under the Banking Center Lease (unless Purchaser elects not to assume the Banking Center Lease pursuant Section 1.10), and shall be the owner of, or the lessee under Equipment Leases, of all Personal Property and shall have assumed the Assignable Contracts that are subject to option under Section 4.8 of the FDIC Agreement so that Seller may convey to Purchaser the Property, Banking Center Lease and Equipment Leases and assign the applicable Assignable Contracts as set forth in Article I of this Agreement; provided, however, that the condition contained in this Section 9.5 shall be inapplicable if Seller has not materially complied with its obligations under Section 7.2.

ARTICLE X
TERMINATION

Section 10.1                             Methods of Termination.  This Agreement may be terminated in any of the following ways:

(a)                                 by either Purchaser or Seller, upon notice in writing five (5) calendar days in advance of such termination, if the Closing has not occurred by November 5, 2010, or such later date as shall have been mutually agreed to in writing by Purchaser and Seller;

(b)                                 at any time on or prior to the Effective Time by the mutual consent in writing of Purchaser and Seller;

(c)                                  any time prior to the Effective Time, by Purchaser or Seller in writing if the other shall have (i) been in breach of any representation and warranty in any respect as would violate the closing condition set forth in Section 8.1 or Section 9.1, as applicable (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or (ii) failed to perform, in any material respect, any covenant, undertaking or obligation required to be performed prior to the Closing Date, and the party seeking to terminate the Agreement is not in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of thirty (30) calendar days after the giving of notice to the breaching party of such breach or the Effective Time;

(d)                                 by Seller or Purchaser in writing at any time after any applicable regulatory authority has denied, by final non-appealable order, approval of any application of either party for approval of the transactions contemplated herein; and

(e)                                  by either Purchaser or Seller, in the event that an Order prohibiting or making illegal the consummation of the transactions contemplated hereby is in effect and has become final and nonappealable.

Section 10.2                             Procedure upon Termination.  In the event of termination pursuant to Section 10.1, and except as otherwise specifically stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate.  If this Agreement is terminated as provided herein:

(a)                                 each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b)                                 all information received by either party hereto with respect to the business of the other party (other than information that is a matter of public knowledge or that has heretofore been published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons unless required to disclose such information pursuant to order, request or demand of a governmental authority or by judicial or administrative process or by law.

Section 10.3                             Payment of Expenses.  Should the transactions contemplated herein not be consummated because of a party’s breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party, upon demand, itemization and documentation, its reasonable outside legal, accounting, consulting and other out-of-pocket expenses.

ARTICLE XI
MISCELLANEOUS PROVISIONS

Section 11.1                             Survival.  The parties’ respective representations and warranties contained in this Agreement shall survive for a period of eighteen (18) months after the Effective Time; provided, however, that the representations and warranties of Seller contained in (a) Section 5.7, and Section 5.15 shall survive the consummation of the transactions provided for hereby for one hundred eighty (180) days following the expiration of the statute of limitation applicable to the underlying matters covered by such provisions and (b) Section 5.11 shall survive the consummation of the transactions provided for hereby until February 19, 2020.  The agreements and covenants contained in this Agreement that by their terms contemplate performance after the Effective Time shall survive the Effective Time in accordance with their terms.  No claim based on any breach of any representation or warranty shall be valid or made unless notice with respect thereto is given to the indemnifying party in accordance with this Agreement on or before the Claim Limitation Anniversary specified in Section 4.3(a).

Section 11.2                             Amendment and Modification.  The parties hereto, by mutual consent of their duly authorized officers, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

Section 11.3                             Waiver or Extension.  Except with respect to required approvals of the applicable governmental authorities, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein.

Section 11.4                             Assignment.  This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

Section 11.5                             Confidentiality.  Prior to the Closing Date, Purchaser and Seller will, and will each cause their respective officers, directors, employees and agents to, hold in strictest confidence and not disclose to any other person or entity not affiliated with or engaged by Purchaser or Seller, as the case may be, without the prior written consent of Seller or Purchaser, respectively, all information received by such party from or with respect to the other party in connection with this Agreement and the transactions contemplated hereby, except any information that (i) at the time of disclosure or thereafter is generally available to and known by the public, (ii) was available on a non-confidential basis from a source other than Purchaser or Seller, (iii) was independently acquired or developed without violating any obligations of this Agreement or any confidentiality agreement between the parties or (iv) is required to be disclosed by applicable law in connection with governmental applications or otherwise.  Notwithstanding the foregoing, Purchaser acknowledges that Purchaser will protect and keep confidential all “non-public personal information” as defined in Title V of the Gramm-Leach-Bliley Act (15 U.S.C. Section 6801, et seq.) and the implementing regulations thereunder (collectively, the “GLB Act”), as the same may be amended from time to time,  that Purchaser receives from or at the direction of Seller that concerns any of Seller’s “customers” and/or “consumers” (as defined in the GLB Act), to the same extent Purchaser safeguards its own customer non-public personal information and shall disclose to Seller by the most expedient means possible and without unreasonable delay, any breach in security of its systems which compromises, or is reasonably likely to compromise the confidentiality of such information, following discovery or notification of such breach.

Section 11.6                             Addresses for Notices, Etc.  All notices, requests, demands, consents and other communications provided for hereunder and under the related documents shall be in writing and transmitted by nationally recognized air courier (charges prepaid), telecopied or personally delivered (with receipt thereof acknowledged) to the applicable party at the address indicated below:

If to Seller:	OneWest Bank, FSB
888 East Walnut Street
Pasadena, California 91101
Fax Number:
	Attn:	Alesia Haas
Senior Vice President

With a copy to:	OneWest Bank, FSB
888 East Walnut Street.
Pasadena, CA 91101
Fax Number: (626) 535-4180
	Attn:	Jules Vogel
General Counsel

If to Purchaser:	Green Bank, N.A.
4000 Greenbriar
Houston, Texas 77098
Fax Number: (713) 275-8228
	Attn:	John P. Durie
Executive Vice President and Chief Financial Officer

With a copy to:	Bracewell & Giuliani LLP
1445 Ross Avenue, Ste. 3800
Dallas, TX 75202
Fax Number: (214) 758-8300
Attn: Sanford M. Brown

or, as to each party, at such other address as shall be designated by such party by notice to the other party complying with the terms of this Section 11.6

Section 11.7                             Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.8                             Headings; Construction.  The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part thereof.  References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified.  The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to the knowledge of a party will be deemed to refer to the actual knowledge of such party.  Any reference to any law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” means “including without limitation.”  A statement that an action has not occurred in the past means that it is also not presently occurring.  When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion.  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.  A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

Section 11.9                             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

Section 11.10                      Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state court sitting in Dallas County, Texas, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any federal court sitting in Dallas County, Texas.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in any state court sitting in Dallas County, Texas, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any federal court sitting in Dallas County, Texas.

Section 11.11                      Waiver of Jury Trial.  The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  The parties hereby further agree and consent that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

Section 11.12                      Entire Agreement.  Except for the FDIC Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein.

Section 11.13                      Severability.  If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

Section 11.14                      Parties in Interest.  Except as set forth in Section 4.1 and Section 4.2, nothing in this Agreement, express or implied, including the provisions of Section 1.4, is intended or shall be construed to confer upon or give to any person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

SELLER:

ONEWEST BANK, FSB

By:	/s/ Alesia J. Haas
Name:	Alesia J. Haas
Title:	Senior Vice President, Head of Business Planning

PURCHASER:

GREEN BANK, N.A.

By:	/s/ John P. Durie
Name:	John P. Durie
Title:	Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO PURCHASE AND ASSUMPTION AGREEMENT